                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-113820

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 26, 2004)

12,000,000 SHARES

[ALLEGHENY TECHNOLOGIES INCORPORATED LOGO]


COMMON STOCK

Allegheny Technologies Incorporated is offering 12,000,000 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol "ATI." On July 22, 2004, the last reported sale price of our common stock as reported by the New York Stock Exchange was $17.94 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

                                                                 PER
                                                                SHARE        TOTAL
                                                              ---------   ------------
Public offering price                                          $17.500    $210,000,000
Underwriting discounts                                         $ 0.831    $  9,972,000
Proceeds to Allegheny Technologies Incorporated, before
  expenses                                                     $16.669    $200,028,000

We have granted the underwriters an option for a period of 30 days to purchase up to 1,800,000 additional shares of our common stock on the same terms and conditions set forth above to cover overallotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The underwriters expect to deliver the shares of common stock to investors on or about July 28, 2004.

                             ---------------------

                          Joint Book-Running Managers

JPMORGAN                                                               CITIGROUP

                                  Co-Managers

BANC OF AMERICA SECURITIES LLC                               MERRILL LYNCH & CO.


July 22, 2004

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................   S-9
Forward-Looking Statements..................................  S-12
Use of Proceeds.............................................  S-13
Price Range of Our Common Stock and Dividend Policy.........  S-14
Capitalization..............................................  S-15
Selected Consolidated Financial Data........................  S-16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-17
Underwriting................................................  S-34
Legal Matters...............................................  S-37
Experts.....................................................  S-37
Where You Can Find More Information.........................  S-37

                         PROSPECTUS
Where You Can Find More Information.........................    ii
Summary.....................................................     1
Risk Factors................................................     2
Forward-Looking Statements..................................     9
Ratios of Earnings To Fixed Charges.........................     9
Use of Proceeds.............................................     9
Description of Capital Securities...........................    10
Description of Warrants.....................................    14
Description of Depositary Shares............................    15
Description of Purchase Contracts...........................    18
Description of Purchase Units...............................    18
Description of Debt Securities..............................    19
Plan of Distribution........................................    28
Legal Matters...............................................    30
Experts.....................................................    30

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the prospectus is accurate as of any date other than the dates on the front covers of these documents.

     References to "Allegheny Technologies", "ATI", the "Company", the "Registrant", "we", "our" and "us" and similar terms mean Allegheny Technologies Incorporated and its subsidiaries, unless the context otherwise requires.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to help you understand our business. Because the following is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before deciding whether to invest in our common stock. You should pay special attention to "Risk Factors" beginning on page S-9 of this prospectus supplement and beginning on page 2 of the accompanying prospectus to determine whether an investment in our common stock is appropriate for you.

ALLEGHENY TECHNOLOGIES INCORPORATED

     We believe that we are one of the largest and most diversified specialty materials producers in the world. We use innovative technologies to offer global markets a wide range of specialty materials. Our high-value products include super stainless steel, nickel- and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, tungsten materials, exotic alloys, such as zirconium, hafnium and niobium, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon electrical and tool steels, and carbon alloy steel impression die forgings and large grey and ductile iron castings. Our high-value products accounted for 68% of total revenues in 2003, and our commodity products accounted for 32% of total revenues in 2003.

     We operate in the following three business segments, which accounted for the following percentages of our total revenues of $2.13 billion, $1.91 billion, and $1.94 billion for the years ended December 31, 2001, 2002 and 2003, respectively:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2001   2002   2003
                                                              ----   ----   ----
Flat-Rolled Products........................................   51%    55%    54%
High Performance Metals.....................................   36%    33%    33%
Engineered Products.........................................   13%    12%    13%

     Our specialty materials are produced in a variety of alloys and forms, and are selected for use in environments that demand materials having exceptional hardness, toughness, strength, resistance to heat, corrosion or abrasion, or a combination of these characteristics. Common end markets of our products include the aerospace, electrical energy, automotive, chemical processing, oil and gas, construction and mining, machine and cutting tool, appliance and food equipment, transportation and medical industries.

ACQUISITION OF J&L SPECIALTY STEEL ASSETS AND NEW LABOR AGREEMENT

     On June 1, 2004, our Allegheny Ludlum operation, the largest business in our Flat-Rolled Products segment, completed the acquisition of substantially all of the assets of J&L Specialty Steel, LLC, a producer of flat-rolled stainless steel products with operations in Midland, Pennsylvania and Louisville, Ohio, for approximately $67 million in total consideration and the assumption of certain current liabilities. The purchase price is subject to final audit adjustment and is payable over several years. We believe that the acquisition of the J&L Specialty Steel assets is consistent with our business strategy to transform our stainless steel business into a highly efficient, cost competitive operation.

     - Strengthen our overall position in the domestic stainless steel market. With the addition of the J&L Specialty Steel assets we believe that we have become the largest domestic producer of flat-rolled stainless steel products, as measured by stainless steel making capacity. We estimate that our Allegheny Ludlum operation will be capable of annual shipments in excess of 700,000 tons of flat-rolled specialty metals with approximately 2,650 production and maintenance employees. By comparison, Allegheny Ludlum shipped 478,000 tons of these metals in 2003 with over 3,000 production and maintenance employees.

     - Facilitate new labor agreement. In connection with the J&L Specialty Steel asset acquisition, we worked with the United Steelworkers of America (USWA) to reach a new labor agreement covering both Allegheny Ludlum and former J&L Specialty Steel employees. The agreement provides for a workforce restructuring through which we expect to achieve substantial productivity improvements. Through a sharp reduction in the number of job classifications and the implementation of flexible work rules, employees are being given broader responsibilities and the opportunity to become more involved in the business. The number of production and maintenance employees at the pre-acquisition Allegheny Ludlum facilities will be reduced by 650 employees through an early retirement program over the next two and a half years pursuant to which the employees are being offered transition incentives. We expect over 40% of these retirements to be effective by the end of 2004 and over 70% of the program to be completed by the end of 2005.

     - Generate significant cost savings. The acquisition of the J&L Specialty Steel assets and the negotiation of the new labor agreement with the USWA are expected to improve the performance of our Allegheny Ludlum business. We expect the new labor agreement, combined with the integration of the J&L operations, to generate annual cost structure improvements of approximately $200 million when workforce restructuring and synergies are fully implemented in the second half of 2006. We anticipate these cost structure improvements to come from reduced labor costs, operating synergies, improved product mix, and reduced fixed costs. In the aggregate, we expect these initiatives to result in a competitive cost structure for our stainless steel business.

COMPETITIVE STRENGTHS

     Leading Diversified Special Metals Company. We believe that our increased size and market position will enable us to more effectively serve the needs of customers, lower our cost structure through economies of scale, and position us to profitably grow our businesses. After giving effect to the recently completed purchase of the J&L Specialty Steel assets, we believe that we are the largest domestic producer of flat-rolled stainless steel, as measured by stainless steel making capacity. We also enjoy leadership positions in markets for many of the other specialty metals that we produce and have one of the most diversified product offerings in the specialty metals industry. Common end markets for our products include the aerospace, electrical energy, automotive, chemical processing, oil and gas, construction and mining, machine and cutting tool, appliance and food equipment, transportation and medical industries.

     Lower Operating Cost Structure. During the past several years of the U.S. manufacturing industry's downturn, we have been successful in improving our cost structure, decreasing our managed working capital relative to sales, streamlining processes and improving productivity. We have also invested in our operating facilities to enhance our capabilities and to increase production efficiencies and competitiveness. As a result of these initiatives, in 2003 we achieved $117 million in gross cost reductions, before the effects of inflation, exceeding our initial 2003 goal of $90 million. With the recent acquisition of the J&L Specialty Steel assets and the new labor agreement with the USWA, we believe that we should become one of the lowest cost producers in the North American stainless steel industry.

     Technological Leadership. We have maintained our commitment to technological leadership in the specialty metals industry, and regularly introduce new alloys to better serve our customers. Among the new alloys introduced in 2003 were: 718 Plus(TM) alloy, a nickel-based superalloy that is a cost effective new alternative to meet the demanding needs of next generation jet engines; ATI(TM) 425 titanium, an innovative new patented titanium alloy that is a cost effective alternative to the most commonly used high-strength titanium alloy; and AL 2003(TM) alloy, a new patented stainless steel duplex alloy that is an economic alternative to higher nickel-based stainless steels and duplex alloys.

     Strong Customer Relationships. We focus on providing high quality products to our customers, which we believe has led to longstanding customer relationships. We believe that we have an unsurpassed reputation with our customers for providing high quality products and customer service, as well as for timely delivery.

     Experienced, Committed Management Team. Our business is managed by an experienced team of executive officers, led by Pat Hassey, our Chairman, President and Chief Executive Officer. Our management team includes many other experienced officers in key functional areas, including operations, sales, marketing, accounting, finance, and legal. Our executive officers and other members of our management team are committed to growing our business, reducing costs, and pursuing other initiatives to deliver sustained earnings growth and higher value to our stockholders.

BUSINESS STRATEGY

     Capitalize on Beginning of Cyclical Recoveries of End Markets. We believe that general economic conditions are improving and that demand for products of our Flat-Rolled Products segment has improved significantly. As a result, we have taken several price restoration actions with respect to these products in 2004. We believe that these improved market conditions, together with our lower cost structure, should result in improved financial performance by our Flat-Rolled Products segment.

     We have experienced some strengthening of demand for our High Performance Metals products, including nickel-based alloys and titanium. Many industry analysts are forecasting a recovery for the commercial aerospace industry, a key end-market for this segment's products, within the next two years. As the market for these products improves, the recently completed enhancements to our Richburg, South Carolina long products rolling mill, as well as other investments, should enable us to enhance our market position for our nickel-based superalloy, titanium alloy and specialty steel product lines.

     Continue Our Focus on Cost Reduction. We are targeting additional gross cost reductions of $104 million in 2004. In addition, we anticipate annual cost structure improvements of approximately $200 million when workforce restructuring and synergies from the J&L Specialty Steel assets acquisition and our new labor agreement are fully implemented in the second half of 2006.

     Enhance Our Financial Flexibility. We have maintained adequate liquidity from cash generated from operations notwithstanding depressed market conditions for many of our products, and the incurrence of losses, during the past three years. We also have not yet drawn any amounts under our secured revolving credit facility, which has to date been used to support letters of credit. The net proceeds from this offering will further enhance our financial flexibility, enabling us to pursue investments and opportunities that offer attractive returns, and to reduce our outstanding liabilities, including through voluntary contributions to our defined benefit pension trust or by the repayment or repurchase of long-term debt.

     Grow Our Global Business Platform. Approximately 25% of our sales came from outside the United States in 2003. In the future, we plan to expand our international presence through the utilization of our international assets and the pursuit of strategic opportunities that are consistent with our business strategy. Examples of our successful international alliances include Shanghai STAL Precision Stainless Steel Company Limited (STAL), our Precision Rolled Strip(R) products joint venture in China, and Uniti LLC, a U.S.-based industrial titanium joint venture with a Russian producer of titanium, aluminum and specialty steel products.

     Expand Our Exotic Alloys Business. Our exotic alloys business, Wah Chang, has benefited from sustained high demand for its products from the high-energy physics and government markets, as well as corrosion markets in Asia. We plan to continue to be a premier supplier of these products to the U.S. government and to meet the growing demand from the corrosion, medical imaging and biomedical markets. We intend to continue to grow our exotic alloys business through investments focused on capacity expansion and cost reduction.

REPORTED SECOND QUARTER 2004 FINANCIAL RESULTS

                                                          THREE MONTHS ENDED   SIX MONTHS ENDED
                                                               JUNE 30,            JUNE 30,
                                                          ------------------   -----------------
                                                           2004       2003       2004      2003
                                                          -------    -------   --------   ------
                                                                  (DOLLARS IN MILLIONS)
Sales..................................................   $646.5     $489.9    $1,224.3   $970.4
Net income (loss)......................................   $ 26.6     $(26.0)   $  (23.8)  $(53.1)
Special gain, net......................................   $ 40.4         --    $   40.4       --
Cumulative effect of change in accounting principle....       --         --          --   $ (1.3)
Net loss excluding special gain and before cumulative
  effect of change in accounting principle.............   $(13.8)    $(26.0)   $  (64.2)  $(51.8)

                                                                    PER DILUTED SHARE
                                                           -----------------------------------
Net income (loss)........................................  $ 0.31   $(0.32)  $  (0.30)  $(0.66)
Special gain, net........................................  $ 0.48       --   $   0.48       --
Cumulative effect of change in accounting principle......      --       --         --   $(0.02)
Net loss excluding special gain and before cumulative
  effect of change in accounting principle...............  $(0.17)  $(0.32)  $  (0.78)  $(0.64)

     Sales were $646.5 million, up 32% compared to the second quarter 2003. Sales were up 47% in the Flat-Rolled Products segment, 15% in the High Performance Metals segment, and 16% in the Engineered Products segment. During the quarter, we increased base-selling prices for most of our products and implemented additional surcharges for certain raw materials for many of our products.

     Operating profit increased to $38.1 million as a result of improved performance across all of the business segments. This improvement was led by the Flat-Rolled Products segment with an operating profit of $20.0 million, the first operating profit for this segment since the 2002 third quarter. Results for the second quarter 2004 included a LIFO (last-in, first-out) inventory valuation reserve charge of $26.1 million, due primarily to an increase in costs in the second quarter 2004 compared to the fourth quarter 2003 for most of the major raw materials that we use, especially chromium, molybdenum, and scrap. For the same 2003 period, the LIFO inventory valuation reserve charge was $9.3 million.

     Income before taxes for the second quarter 2004, which includes a net special gain of $40.4 million, was $26.6 million, compared to the second quarter 2003 loss before income tax benefit of $40.8 million.

     Retirement benefit expense in the second quarter 2004 was $34.0 million compared to $33.4 million in the second quarter 2003. Approximately 81% of the 2004 retirement benefit expense is non-cash.

     Cash flow from operations was $21.6 million in the first half 2004 as improved operating results offset increases in managed working capital due primarily to a $57.7 million increase in accounts receivable during the quarter, as well as higher gross inventory levels, which were partially offset by increased accounts payable. The higher accounts receivable resulted from increased sales, including the effects of raw material surcharges. Capital expenditures were $25.2 million for the second quarter 2004. Cash on-hand ended the quarter at $64.0 million. We had no borrowings outstanding under our secured credit facility during the first half 2004.

     Cost reductions, before the effects of inflation, totaled $63.2 million company-wide for the first half of 2004. Our initial 2004 cost reduction goal was established at $104 million, excluding the anticipated cost reductions and synergies from the J&L Specialty Steel asset acquisition and the new labor agreement for Allegheny Ludlum.

  Flat-Rolled Products Segment

     Market Conditions

     Demand remained good from the automotive and Asian infrastructure markets. Demand continued to be strong from the residential construction and remodeling markets. Demand improved from transportation and construction machinery markets. Our raw material surcharges, which continued to escalate during the quarter due to rising raw material prices, combined with higher base selling prices, resulted in higher average transaction prices compared to the second quarter 2003.

     Second Quarter 2004 Compared to Second Quarter 2003

     Sales increased 47% to $379.2 million primarily due to improved demand from capital goods markets, the impact of higher raw material surcharges and base-selling price increases, and the J&L Specialty Steel asset acquisition. Total tons shipped increased by approximately 13,200 tons, or 11%. Shipments of commodity products increased 6% and shipments of high-value products increased 23%. Average transaction prices, which include surcharges, were 32% higher. Average base-selling prices, which exclude surcharges, increased by approximately 10%.

     The segment had operating income of $20.0 million compared to an operating loss of $6.2 million last year. The benefits of additional surcharges, higher base-selling prices and cost reduction initiatives were partially offset by higher raw material costs, which resulted in a LIFO inventory valuation reserve charge of $15.2 million in the second quarter 2004. The 2003 second quarter included a LIFO inventory valuation reserve charge of $9.1 million.

     The J&L asset acquisition was completed June 1, 2004, and second quarter 2004 results include less than one month of sales, approximately $18 million, related to this transaction. However, since the acquisition was accounted for as a purchase, second quarter results essentially did not include any operating profit on sales of the purchased J&L inventory. In addition, results for the third quarter will not include any operating profit on sales of purchased inventory until the inventory acquired is depleted, which is expected to occur in the second half of the third quarter.

     Energy costs increased $3.5 million, net of $1.0 million in gains from natural gas derivatives.

     Results benefited from $21 million in cost reductions, before the effects of inflation.

  High Performance Metals Segment

     Market Conditions

     The commercial aerospace market remained stable. Demand improved considerably for spare parts from the commercial aerospace market and remained strong from the military aerospace market. Our exotic alloys business continued to benefit from sustained high demand from government, high energy physics and medical markets and corrosion markets, particularly in Asia.

     Second Quarter 2004 Compared to Second Quarter 2003

     Sales increased 15% to $192.5 million. Shipments were up 23% for titanium alloys, while shipments declined 9% for nickel-based and specialty steel alloys and 7% for exotic alloys, both due in part to product mix. Average selling prices increased 26% for nickel-based and specialty steel alloys, and 9% for exotic alloys while average selling prices for titanium alloys were essentially flat.

     Operating profit increased to $12.6 million compared to an operating profit of $11.6 million for the prior year period as improved sales and cost reduction initiatives offset the impact of higher raw material costs, and production inefficiencies and start-up costs associated with the Richburg, South Carolina rolling mill following the completion of an extensive upgrade. The rise in raw material costs resulted in a LIFO inventory valuation reserve charge of $6.1 million in 2004, compared to $0.2 million in 2003.

     Results benefited from $12 million of cost reductions, before the effects of inflation.

  Engineered Products Segment

     Market Conditions

     Demand for tungsten products remained strong from the oil and gas market and demand improved from the automotive and transportation markets. Demand remained strong for forged products from the Class 8 truck market and for cast products from the improving manufacturing sector and transportation and wind energy markets.

     Second Quarter 2004 Compared to Second Quarter 2003

     Sales improved 16% to $74.8 million. Operating profit improved to $5.5 million compared to $3.2 million last year due to higher sales volumes, improved pricing, and the benefits from cost reductions, which offset higher raw material costs. The rise in raw material costs resulted in a LIFO inventory valuation reserve charge of $4.8 million in 2004 compared to no effect in 2003.

     Results benefited from $3 million of cost reductions, before the effects of inflation.

  Special Gain, Net

     Results for the second quarter 2004 included a previously announced one-time net special gain of $40.4 million, or $0.48 per share:

     - A $71.5 million curtailment and settlement gain as a result of actions taken to cap, beginning in 2005, and then eliminate, beginning in 2010, certain retiree medical benefits not related to Allegheny Ludlum's new labor agreement.

     - A $25.4 million charge resulting from Transition Assistance Program (TAP) incentives related to the new labor agreement with the USWA. The TAP incentives will be paid from our pension fund over the next 2 1/2 years to 650 Allegheny Ludlum employees who retire by 2006.

     - A $5.7 million charge as a result of other costs associated with the new labor agreement and the J&L Specialty Steel asset acquisition.

  Retirement Benefit Expense

     Retirement benefit expense was $34.0 million in the second quarter 2004, compared to $33.4 million in the second quarter 2003. Approximately $27.2 million of the second quarter 2004 retirement benefit expense was non-cash.

     For the second quarter 2004, retirement benefit expense included in cost of sales was $25.3 million, and in selling and administrative expenses was $8.7 million. For the second quarter 2003, retirement benefit expense included in cost of sales was $23.5 million, and in selling and administrative expenses was $9.9 million.

     Actions taken during the second quarter 2004 to control retiree medical costs and the favorable impact from the enactment of the Federal Medicare prescription drug benefit program reduced our Other Postretirement Benefit
(OPEB) liability by approximately $331 million, or 36%. At the beginning of 2004, retirement benefit expense (pension and OPEB) was estimated at $143 million for the year, including $68 million for OPEB. As a result of reduced OPEB liabilities, the revised OPEB expense estimate for 2004 is $46 million. Based on current actuarial assumptions, we expect OPEB expense for 2005 to be further reduced to approximately $23 million.

     We are not required to make cash contributions to our defined benefit pension plan for 2004 and, based upon current actuarial studies, do not expect to be required to make cash contributions to our defined benefit pension plan during the next several years.

  Other Expenses

     Corporate expenses for the second quarter 2004 were $8.9 million compared to $5.3 million in the year-ago period. This increase is due primarily to non-cash expenses associated with our stock-based long-term incentive compensation programs, which more than offset savings associated with reductions in staffing and other efforts to control costs at the corporate office.

     Excluding the effects of retirement benefit expense and an increase of $7.0 million in non-cash stock-based compensation expense compared to the prior year quarter, selling and administrative expenses as a percentage of sales declined to 6.5% in the 2004 second quarter from 8.6% in the same period of 2003.

     No income tax benefit was recognized in the second quarter 2004 since we cannot tax benefit current operating losses due to cumulative losses incurred during 2001 through 2003. We recorded a valuation allowance in the 2003 fourth quarter for a major portion of our deferred tax assets in accordance with SFAS No. 109 "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds the 2003 net operating tax loss carry-forward, or when tax losses, if any, are recoverable as cash refunds.

  Cash Flow, Working Capital and Debt

     Cash on hand was $64.0 million at June 30, 2004, a decrease of $15.6 million from 2003 year-end.

     First half 2004 cash flow from operations was $21.6 million as improved operating results for 2004 and the receipt of a $6.9 million Federal income tax refund pertaining to our 2003 tax return offset a $110.9 million increase in managed working capital.

     The increase in managed working capital in the second quarter 2004 was due to a $57.7 million increase in accounts receivable, which reflects the higher level of sales in the second quarter 2004, compared to the fourth quarter 2003, and a $110.3 million increase in inventory mostly as a result of higher raw material costs, which was partially offset by a $57.1 million increase in accounts payable. The majority of the increase in raw material costs should be recovered through surcharges.

     At June 30, 2004, managed working capital was 26.9% of annualized sales, excluding the effect of the J&L asset acquisition, compared to 30.7% of annualized sales at 2003 year-end. We define managed working capital as accounts receivable and gross inventories less accounts payable.

     Cash used in investing activities was $31.7 million in the first half 2004 and consisted primarily of $24.2 million of capital expenditures, net of $1.0 million of proceeds from the disposal of miscellaneous assets, and $7.5 million related to the J&L asset acquisition.

     Cash used in financing activities was $5.5 million in the first half 2004, and included a decrease in net borrowings of $3.2 million, payment of dividends of $4.9 million, offset by $2.6 million of proceeds received from the exercise of stock options.

     There were no borrowings outstanding during the first half 2004 under our $325 million secured borrowing facility, although a portion of the letters of credit capacity was utilized.

                             ---------------------

     Our principal offices are located at 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222. Our telephone number is (412) 394-2800. Our website address is www.alleghenytechnologies.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this prospectus supplement or the accompanying prospectus.

     Precision Rolled Strip(R), 718 Plus(TM), ATI(TM), AL 2003(TM) and our corporate logos included in this prospectus supplement are trademarks of Allegheny Technologies Incorporated and its subsidiaries in the United States and other countries. All other trademarks or service marks are trademarks or service marks of the companies that use them.

                                  THE OFFERING

Common stock offered by
Allegheny Technologies
Incorporated..................   12,000,000 shares

Common stock to be outstanding
after this offering...........   93,381,624 shares

Overallotment option..........   1,800,000 shares

Use of proceeds...............   We intend to use a portion of the net proceeds
                                 from this offering to enhance our abilities to make growth-oriented investments, including capital investments and acquisitions that we believe will offer attractive returns. We also intend to use a portion of the net proceeds to strengthen our balance sheet by reducing our outstanding liabilities, which may include making voluntary contributions to our defined benefit pension trust or the repayment or repurchase of our long-term debt securities. We may also use a portion of the net proceeds for other general corporate purposes.

New York Stock Exchange
symbol........................   ATI

     The number of shares of our common stock to be outstanding after this offering is based on 81,381,624 shares outstanding as of June 30, 2004. The number of shares of our common stock that will be outstanding after the offering excludes:

     - an aggregate of 6,516,990 shares of common stock reserved for issuance upon exercise of outstanding options, at a weighted average exercise price of $11.88 per share; and

     - an aggregate of 4,532,951 additional shares of common stock available for future issuance under our incentive compensation plans.

Unless otherwise noted, the information in this prospectus supplement assumes that the underwriters' overallotment option will not be exercised.

                                  RISK FACTORS

     An investment in our common stock involves risks. You should carefully consider the risks described below and other information in this prospectus supplement and the accompanying prospectus, including the financial information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus supplement, before making an investment decision. The risks and uncertainties described below and in the accompanying prospectus are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. This could cause a decline in the trading price of our common stock, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

     In addition to the risk described below, our business is subject to a number of risks related to our industry generally and our business specifically. See also "Risk Factors" included on pages 2 through 8 of the accompanying prospectus.

  WE MAY NOT ACHIEVE ALL OF THE ANTICIPATED COST SAVINGS AND OTHER BENEFITS FROM THE J&L SPECIALTY STEEL ASSET ACQUISITION AND OUR NEW LABOR AGREEMENT.

     We expect to achieve significant cost savings and other benefits from our recent acquisition of the J&L Specialty Steel assets and the new labor contract we entered into with respect to our Allegheny Ludlum operation. While we have achieved some of these savings and benefits already, there can be no assurance that we will achieve any or all of the anticipated balance, or that the savings we are able to achieve can be sustained over the long term.

     In the event we are unable to successfully implement any of our planned cost savings or business initiatives, or are unable to sustain any that we do successfully implement, we may not realize all of the benefits we currently anticipate from the J&L Specialty Steel asset acquisition and the new labor contract, and our results of operations could suffer as a result.

RISKS RELATING TO THIS OFFERING

  OUR COMMON STOCK PRICE COULD BE VOLATILE DUE TO THE NATURE OF OUR BUSINESS AS WELL AS THE NATURE OF THE SECURITIES MARKETS, WHICH COULD AFFECT THE SHORT-TERM VALUE OF YOUR INVESTMENT.

     Our common stock is quoted on the New York Stock Exchange. From January 1, 2003 to July 22, 2004, the sales price per share of our common stock as reported by the New York Stock Exchange ranged from a low of $2.10 to a high of $19.25. We believe that, among other factors, including factors relating to our operating performance, any of the following factors could cause the price of our common stock to fluctuate substantially:

     - changes in length of sales cycles of or demand by our customers for existing and additional products;

     - changes in our pricing policies or those of our competitors or suppliers;

     - changes in our mix of sources of revenue;

     - introduction of new products by us or our competitors;

     - the trading volume of our common stock in the public market;

     - general economic conditions;

     - changes in raw material and energy costs and availability;

     - issues associated with suppliers of raw materials, third party converters or other business service providers;

     - changes in foreign currency exchange rates;

     - financial market conditions;

     - acts of terrorism; and

     - threats of war and other force majeure conditions.

  PAYMENT OF DIVIDENDS ON OUR COMMON STOCK IN THE FUTURE IS NOT ASSURED.

     While we have historically paid cash dividends on our common stock, we cannot assure you that in the future we will not reduce the amount of dividends paid, or stop paying dividends at all, on our common stock. For example, in the fourth quarter of 2002, our Board of Directors substantially reduced the amount of our quarterly dividend from the levels we had been paying in previous quarters. The declaration and payment of dividends, if any, and the amount of any such dividends depend upon matters deemed relevant by our Board of Directors on a quarterly basis, such as our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by law, credit agreements or debt securities, and other factors deemed relevant and appropriate. If we reduce the amount of dividends paid, or stop paying dividends, the price of our common stock could be adversely affected.

  MANAGEMENT COULD INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     We intend to utilize all or a portion of the net proceeds from this offering for general corporate purposes, including investments in capital projects and acquisition opportunities. We also may use a portion of the net proceeds to reduce our outstanding liabilities, including through voluntary contributions to our defined benefit pension trust or by the repayment or repurchase of long-term debt. Consequently, management will retain significant discretion over the application of these proceeds. To the extent we elect to repay long-term debt, we may have to pay premiums over the par value of such debt in connection with such repayments. The decisions concerning the use of these proceeds will be based on numerous factors and considerations and our actual use of the proceeds may vary substantially from our current intentions as described in "Use of Proceeds."

  AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR SHARES.

     The offering price of our common stock in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the value of our assets after subtracting liabilities. In addition, to the extent that we issue additional shares in the future pursuant to stock options or otherwise, you may experience further dilution.

  FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market or otherwise, by us or a major stockholder, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Other than our directors and executive officers, who have agreed not to sell shares of our common stock for 90 days following this offering except with the consent of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., none of our existing stockholders has agreed to refrain from making sales of our common stock following this offering.

  OUR CHARTER DOCUMENTS, DELAWARE LAW AND OUR RIGHTS AGREEMENT MAY MAKE A TAKEOVER MORE DIFFICULT.

     Our Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make it more difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change of control was considered favorable by you and other stockholders. For instance, our Restated Certificate of Incorporation provides that:

     - our Board of Directors is classified into three classes;

     - in addition to the requirements of law and the other provisions of our Restated Certificate of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of our common stock is required for the adoption or authorization of any of the following events unless the event has been approved at a meeting of our Board of Directors by the vote of more than two-thirds of the incumbent members of our Board of
       Directors:

      - any merger or consolidation of us with or into any other corporation;

      - any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of our assets;

      - any merger or consolidation of a Significant Shareholder (as defined in our Restated Certificate of Incorporation) with or into us or a direct or indirect subsidiary of ours;

      - any sale, lease, exchange, transfer or other disposition to us or to a direct or indirect subsidiary of ours of any of our common stock held by a Significant Shareholder or any other assets of a Significant Shareholder which, if included with all other dispositions consummated during the same fiscal year of ours by the same Significant Shareholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of our total consolidated assets as shown on our certified balance sheet as of the end of the fiscal year preceding the proposed disposition;

      - any reclassification of our common stock, or any re-capitalization involving our common stock, consummated within five years after a Significant Shareholder becomes a Significant Shareholder, whereby the number of outstanding shares of common stock is reduced or any of those shares are converted into or exchanged for cash or other securities;

      - any dissolution; and

      - any agreement, contract or other arrangement providing for any of these transactions but, notwithstanding anything in our Restated Certificate of Incorporation to the contrary, not including any merger pursuant to the Delaware General Corporation Law, as amended from time to time, which does not require a vote of our stockholders for approval;

     - our stockholders may not adopt, amend or repeal our Amended and Restated Bylaws other than by the affirmative vote of 75% of the combined voting power of all of our outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

     - any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of the stockholders; and

     - special meetings of the stockholders may be called at any time by a majority of our directors and may not be called by any other person or persons or in any other manner.

     In addition, we are subject to the anti-takeover provisions of section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

     We are a party to a Rights Agreement (the "Rights Agreement") between us and Mellon Investor Services LLC, as successor in interest to ChaseMellon Shareholder Services, L.L.C., as Rights Agent. The terms of the Rights Agreement could further discourage others from making tender offers for our common stock. See "Description of Capital Securities -- Preferred Stock -- Preferred Stock Purchase Rights" in the accompanying prospectus for a description of the terms of the Rights Agreement.

                           FORWARD-LOOKING STATEMENTS

     You should carefully review the information contained in or incorporated by reference into this prospectus supplement and accompanying prospectus. In this prospectus supplement and accompanying prospectus, statements that are not reported financial results or other historical information are "forward-looking statements." Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

     You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions in connection with any discussion of future operating or financial performance. We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in "Risk Factors" in this prospectus supplement or the accompanying prospectus could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus supplement or accompanying prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

                                USE OF PROCEEDS

     We estimate the net proceeds to us of this offering will be approximately $199.7 million, based on the public offering price of $17.50 per share and after payments of estimated underwriting discounts and commissions and estimated expenses of this offering. If the underwriters' overallotment option is exercised in full, we anticipate that the net proceeds to us will be approximately $229.7 million, in the aggregate.

     We intend to use a portion of the net proceeds from this offering to enhance our abilities to make growth-oriented investments, including capital investments and acquisitions that we believe will offer attractive returns. We also intend to use a portion of the net proceeds to strengthen our balance sheet by reducing our outstanding liabilities, which may include making voluntary contributions to our defined benefit pension trust or the repayment or repurchase of our long-term debt securities. We may repurchase this debt (pursuant to open market transactions or one or more public tender offers and subsequent retirement), by redeeming it in accordance with its terms, by repaying it on its scheduled maturity dates or by any combination of these methods. We may also use a portion of the net proceeds for other general corporate purposes.

     We may apply the net proceeds as described above in one or more transactions from time to time at our discretion. Until we so use the net proceeds, we intend to invest them in short-term, investment grade interest-bearing securities or in obligations of, or guaranteed by, the U.S. government.

     A listing of our outstanding debt and pension liabilities as of December 31, 2003 are included in Notes 3 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which report is incorporated by reference into this prospectus supplement.

              PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the range of high and low sales prices per share of our common stock as reported on the New York Stock Exchange and the cash dividends declared on the common stock for the periods indicated.

                                                             HIGH     LOW     DIVIDENDS
                                                            ------   ------   ---------
Year Ended December 31, 2002:
  First Quarter...........................................  $17.10   $14.72     $0.20
  Second Quarter..........................................   19.10    15.08      0.20
  Third Quarter...........................................   15.86     6.20      0.20
  Fourth Quarter..........................................    7.66     5.21      0.06
Year Ended December 31, 2003:
  First Quarter...........................................  $ 6.85   $ 2.10     $0.06
  Second Quarter..........................................    7.54     2.88      0.06
  Third Quarter...........................................    8.30     5.95      0.06
  Fourth Quarter..........................................   14.00     6.55      0.06
Year Ended December 31, 2004:
  First Quarter...........................................  $13.94   $ 8.64     $0.06
  Second Quarter..........................................   18.40     9.17      0.06
  Third Quarter (through July 22, 2004)...................   19.25    16.64        --

     On July 22, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $17.94 per share. On June 30, 2004, there were 7,363 holders of record of our common stock.

     The payment of dividends, if any, and the amount of such dividends depends upon matters deemed relevant by our Board of Directors on a quarterly basis, such as our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by law, credit agreements or debt securities, and other factors deemed relevant and appropriate. While we have historically paid cash dividends on our common stock on a quarterly basis, no assurance can be given that we will continue to pay dividends on our common stock in a manner and amount consistent with our historic practices, or at all, in the future. See "Risk Factors -- Risks Relating to this Offering -- Payment of dividends on our common stock in the future is not assured."

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 2004:

     - on an actual basis;

     - on a pro forma basis to give effect to the acquisition of substantially all of the assets of J&L Specialty Steel, including the incurrence of indebtedness, the amount of which is subject to possible adjustment in the future; and

     - (1) on a pro forma basis to give effect to the acquisition of substantially all of the assets of J&L Specialty Steel, including the incurrence of indebtedness, the amount of which is subject to possible adjustment in the future, and (2) on a pro forma as adjusted basis to reflect the sale of 12,000,000 shares of our common stock offered by us at a public offering price of $17.50 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                                              AS OF MARCH 31, 2004
                                                        ---------------------------------
                                                                               PRO FORMA
                                                        ACTUAL    PRO FORMA   AS ADJUSTED
                                                        -------   ---------   -----------
                                                              (DOLLARS IN MILLIONS)
Short-term debt and current portion of long-term
  debt................................................  $  21.8    $  32.2      $  32.2
Long-term debt........................................    512.4      566.4        566.4
Stockholders' equity:
  Preferred stock, par value $0.10; 50,000,000 shares
     authorized; none issued..........................       --         --           --
  Common stock, par value $0.10; 500,000,000 shares
     authorized; 98,951,490 shares issued; 81,247,476
     shares outstanding; 98,951,490 shares issued and
     93,247,476 shares outstanding, as adjusted.......      9.9        9.9          9.9
  Additional paid-in-capital..........................    481.2      481.2        481.2
  Retained earnings...................................    418.9      418.9        318.0
  Treasury stock, at cost; 17,704,014 shares;
     5,704,014 shares, as adjusted....................   (443.5)    (443.5)      (142.9)
  Accumulated other comprehensive loss, net of tax....   (330.2)    (330.2)      (330.2)
                                                        -------    -------      -------
     Total stockholders' equity.......................    136.3      136.3        336.0
                                                        -------    -------      -------
       Total capitalization...........................  $ 670.5    $ 734.9      $ 934.6
                                                        =======    =======      =======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We derived the selected consolidated financial data shown below as of December 31, 2001, 2002 and 2003 and for each of the years in the three-year period ended December 31, 2003 from our audited consolidated financial statements and for the three month periods ended March 31, 2003 and 2004 from our unaudited consolidated financial statements. The unaudited financial statements from which we derived this data were prepared on the same basis as the audited consolidated financial data and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our results of operations and financial condition as of the periods presented. The results of operations for interim periods are not necessarily indicative of the operating results for any future period. You should read the following financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere or incorporated by reference in this prospectus supplement.

                                                                                             THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                         ------------------------------   -------------------
                                                           2001       2002       2003       2003       2004
                                                         --------   --------   --------   --------   --------
                                                          (DOLLARS IN MILLIONS EXCEPT OPERATING DATA AND AS
                                                                         OTHERWISE INDICATED)
STATEMENT OF INCOME DATA:
Sales
  Flat-Rolled Products.................................  $1,080.4   $1,040.3   $1,043.5   $  257.3   $  329.6
  High Performance Metals..............................     771.8      630.0      641.7      161.0      178.7
  Engineered Products..................................     275.8      237.5      252.2       62.2       69.5
                                                         --------   --------   --------   --------   --------
    Sales..............................................  $2,128.0   $1,907.8   $1,937.4   $  480.5   $  577.8
Operating profit (loss):
  Flat-Rolled Products.................................  $  (40.0)  $   (8.6)  $  (14.1)  $   (1.3)  $  (11.0)
  High Performance Metals..............................      82.0       31.2       26.2        8.3        7.8
  Engineered Products..................................      12.3        4.7        7.8        1.8        3.8
                                                         --------   --------   --------   --------   --------
    Operating profit...................................  $   54.3   $   27.3   $   19.9   $    8.8   $    0.6
Loss before cumulative effect of change in accounting
  principle............................................  $  (25.2)  $  (65.8)  $ (313.3)  $  (25.8)  $  (50.4)
Net loss...............................................  $  (25.2)  $  (65.8)  $ (314.6)  $  (27.1)  $  (50.4)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital......................................  $  574.0   $  453.7   $  348.6   $  480.3   $  334.1
  Total assets.........................................   2,643.2    2,093.2    1,884.9    2,106.6    1,941.3
  Total debt...........................................     582.2      519.1      532.1      520.9      534.2
  Long-term debt.......................................     573.0      509.4      504.3      510.9      512.4
  Stockholders' equity.................................     944.7      448.8      174.7      422.2      136.3
CASH FLOW INFORMATION:
  Cash flow provided by (used in) operating
    activities.........................................  $  122.8   $  204.2   $   82.0   $   45.2   $   (0.2)
  Cash flow used in investing activities...............     (85.0)     (39.8)     (70.3)      (5.9)     (10.9)
  Cash flow provided by (used in) financing
    activities.........................................     (30.3)    (138.7)       8.5       12.7       (1.2)
OPERATING DATA:
Volume:
  Flat-Rolled Products (finished tons).................   498,066    487,335    478,353    118,964    124,987
  High Performance Metals -- nickel-based and specialty
    steel alloys (000's lbs.)..........................    51,899     35,832     35,168      8,692      8,944
  High Performance Metals -- titanium mill products
    (000's lbs.).......................................    23,070     19,044     18,436      4,615      5,023
  High Performance Metals -- exotic alloys (000's
    lbs.)..............................................     3,457      3,712      4,245        932      1,185
Average Prices:
  Flat-Rolled Products (per finished ton)..............  $  2,162   $  2,134   $  2,178   $  2,158   $  2,636
  High Performance Metals -- nickel-based and specialty
    steel alloys (per lb.).............................      6.31       6.39       6.57       6.73       7.73
  High Performance Metals -- titanium mill products
    (per lb.)..........................................     11.70      11.83      11.50      12.85      11.41
  High Performance Metals -- exotic alloys (per lb.)...     33.52      36.29      37.64      37.75      36.32

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements, incorporated by reference into this prospectus supplement.

OVERVIEW

     We believe that we are one of the largest and most diversified producers of specialty materials in the world. Unless the context requires otherwise, "we", "our" and "us" refer to Allegheny Technologies Incorporated and its subsidiaries.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 2004, COMPARED TO THREE MONTHS ENDED MARCH 31,
  2003

     Our three business segments accounted for the following percentages of total external sales for the first three months of 2003 and 2004:

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                              ---------------
                                                              2003       2004
                                                              ----       ----
Flat-Rolled Products........................................   54%        57%
High Performance Metals.....................................   34%        31%
Engineered Products.........................................   12%        12%

     For the first three months of 2004, operating profit decreased to $0.6 million compared to $8.8 million for the same 2003 period, primarily due to higher raw material costs. Results included a LIFO inventory valuation reserve increase of $48.1 million, primarily due to the effects of rapidly rising raw materials costs, which increased approximately 30% in the first quarter 2004 compared to the fourth quarter 2003. The higher raw material costs more than offset the benefits of additional surcharges, higher base selling prices and cost reduction initiatives. Cost reductions, before the effects of inflation, totaled $26.6 million in the first quarter 2004. First quarter 2003 results included a LIFO inventory valuation reserve increase of $3.0 million. Sales increased 20% to $577.8 million for the first three months of 2004 compared to $480.5 million for the same 2003 period. During the first quarter 2004, we increased base selling prices for most of our products and implemented additional surcharges for certain raw materials for many of our products.

     Business conditions in most of our end markets reflected increased demand for many of our products during the first quarter of 2004. These improved market conditions were offset by higher raw material and retirement benefit expenses, which resulted in a net loss of $50.4 million, or $0.63 per diluted share, for the first three months of 2004 compared to a net loss before cumulative effect of a change in accounting principle of $25.8 million, or $0.32 per diluted share, for the first three months of 2003. First quarter 2004 results do not include an income tax benefit as a result of a deferred tax valuation allowance recorded in the fourth quarter 2003. First quarter 2003 results included an income tax benefit of $14.2 million, or $0.18 per share. Retirement benefit expense was $36.0 million in the first quarter of 2004, compared to $34.8 million in the comparable 2003 period. Essentially all of this $1.2 million increase in expense is non-cash.

     On January 1, 2003, we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). The adoption of SFAS 143 resulted in an after-tax charge of $1.3 million or $0.02 per diluted share. This charge is reported as a cumulative effect of a change in accounting principle.

     Sales and operating profit (loss) for our three business segments are discussed below.

  Flat-Rolled Products Segment

     Sales increased 28% to $329.6 million in the 2004 first quarter, compared to the prior year period, primarily due to improved demand from capital goods markets, and the impact of higher raw material surcharges and base selling price increases. Higher raw material and energy costs more than offset the benefits of additional surcharges, higher base selling prices and cost reduction initiatives, resulting in an operating loss of $11.0 million for the quarter, compared to an operating loss of $1.3 million in the comparable 2003 period. Higher raw material costs resulted in a LIFO inventory valuation reserve increase of $37.6 million in the first quarter 2004 compared to a LIFO inventory valuation reserve increase of $3.9 million in the comparable 2003 period. Energy costs increased by $2.4 million compared to 2003, net of approximately $0.4 million in gains from natural gas derivatives, as a result of higher natural gas and electricity prices. Results for 2004 benefited from $13 million in gross cost reductions, before the effects of inflation.

     For the first quarter of 2004, total tons shipped increased 5% compared to the same period of 2003. For the comparable periods, shipments of commodity products increased 4% and shipments of high-value products increased 7%. Average transaction prices for the comparable periods, which include raw material surcharges, were 22% higher. Average base selling prices for the first quarter of 2004, which exclude surcharges, increased by approximately 3% compared to the first quarter of 2003.

     Comparative information on the segment's products is provided in the following table (unaudited):

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                           -------------------     %
                                                             2003       2004     CHANGE
                                                           --------   --------   ------
Volume (finished tons):
  Commodity..............................................   83,492     87,016       4%
  High Value.............................................   35,472     37,971       7%
                                                           -------    -------
  Total..................................................  118,964    124,987       5%
                                                           =======    =======
Average prices (per finished ton):
  Commodity..............................................   $1,563     $2,006      28%
  High Value.............................................   $3,557     $4,081      15%
  Combined Average.......................................   $2,158     $2,636      22%

  High Performance Metals Segment

     Sales increased 11% to $178.7 million primarily due to improved demand from the commercial aerospace market for nickel-based superalloys and titanium alloys. Our exotic alloys business continued to benefit from sustained high demand from government and high energy physics markets and corrosion markets, particularly in Asia. Operating profit declined to $7.8 million compared to $8.3 million in the year-ago period because the impact of higher raw material costs offset increased sales and the benefits of cost reduction initiatives. The rise in raw material costs resulted in a LIFO inventory valuation reserve increase of $8.6 million in 2004, compared to $1.0 million in the first quarter 2003. Results for 2004 benefited from $10 million of gross cost reductions, before the effects of inflation.

     Shipments were up 3% for nickel-based and specialty steel alloys, 9% for titanium alloys, and 27% for exotic alloys compared to the same period of 2003.

     Certain comparative information on the segment's major products is provided in the following table (unaudited):

                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                             ---------------     %
                                                              2003     2004    CHANGE
                                                             ------   ------   ------
Volume (000's pounds):
  Nickel-based and specialty steel alloys..................   8,692    8,944      3 %
  Titanium mill products...................................   4,615    5,023      9 %
  Exotic alloys............................................     932    1,185     27 %
Average prices (per pound):
  Nickel-based and specialty steel alloys..................  $ 6.73   $ 7.73     15 %
  Titanium mill products...................................  $12.85   $11.41    (11)%
  Exotic alloys............................................  $37.75   $36.32     (4)%

  Engineered Products Segment

     Sales improved 12% to $69.5 million. Operating profit improved to $3.8 million for the first quarter of 2004 compared to $1.8 million in the prior year quarter. Higher sales volumes, improved pricing, and the benefits from cost reductions offset higher raw material costs. The rise in raw material costs resulted in an increase to the LIFO inventory valuation reserve of $1.9 million in 2004, compared to a decrease of $1.9 million in 2003. Gross cost reductions, before the effects of inflation, totaled $2 million in the first quarter 2004. Demand for tungsten products in our Metalworking Products operation remained strong from the oil and gas market and demand improved for tungsten carbide products and cutting tools due to a pickup in overall manufacturing activity. Demand improved considerably for forged products from the Class 8 truck market and for cast products from the improving manufacturing sector and transportation and wind energy markets.

  Corporate Expenses

     Corporate expenses increased to $5.6 million for the first quarter of 2004 compared to $4.8 million for the first quarter of 2003. This increase is due primarily to non-cash expenses associated with our stock-based long-term incentive compensation programs, which offset savings associated with reductions in staffing and other efforts to control costs at the corporate office. Net interest expense increased to $8.2 million for the first quarter of 2004 from $7.4 million for the same period last year. The increase was primarily due to higher costs associated with the secured credit facility we entered into in June 2003. Our "receive fixed, pay floating" interest rate swap contracts for $150 million related to the $300 million, 8.375%, ten-year Notes, which effectively convert this portion of the Notes to variable rate debt, decreased interest expense by $1.7 million in both periods, compared to the fixed interest expense of the Notes that would otherwise be applicable.

     Retirement benefit expense was $36.0 million in the first quarter 2004, compared to $34.8 million in the first quarter 2003. Pension expense decreased to $19.0 million for the 2004 first quarter from $23.4 million for same period of last year as actual returns on pension assets in 2003 were higher than expected, partially offset by the use in 2004 of a lower assumed discount rate to value pension benefit liabilities. However, other postretirement benefit expense increased for the 2004 first quarter to $17.0 million from $11.4 million in the comparable 2003 period as a result of a projected rise in medical cost inflation and a lower assumed discount rate. Approximately $29.7 million of the first quarter 2004 retirement benefit expense was non-cash. The 2004 retirement benefit expense does not include the expected favorable impact on our postretirement medical expense from the enactment of the Federal Medicare prescription drug benefit program in December 2003, pending final authoritative accounting guidance regarding how the benefit is to be recognized in the financial statements. For the first quarter 2004, retirement benefit expense increased cost of sales by $27.6 million, and selling and administrative expenses by $8.4 million. For the first quarter 2003, retirement benefit expense increased cost of sales by $24.4 million, and selling and administrative expenses by $10.4 million.

     We are not required to make cash contributions to the defined benefit pension plan for 2004 and, based upon current actuarial studies, we do not expect to be required to make cash contributions to the defined benefit pension plan during the next several years.

  Income Taxes

     First quarter 2004 results do not include an income tax benefit as a result of a deferred tax valuation allowance recorded in the fourth quarter 2003. The valuation allowance was recorded in accordance with SFAS No. 109, "Accounting for Income Taxes", based upon the results of our quarterly evaluation concerning the estimated probability that the net deferred tax asset would be realizable. We are required to maintain a valuation allowance until a realization event occurs to support reversal of all or a portion of the allowance. Our effective tax rate was a benefit of 35.5% for the 2003 first quarter. We received federal income tax refunds of $6.9 million and $48.3 million in the 2004 and 2003 first quarters, respectively. Under current tax laws we are substantially unable to carry-back any current year or future year tax losses to prior periods to obtain cash refunds of taxes paid during those periods. Current year tax losses, if any, can be carried forward for up to 20 years and applied against any taxes owed in those future years.

  Cumulative Effect of Change in Accounting Principle

     Effective January 1, 2003, as required, we adopted SFAS 143. Under SFAS 143, obligations associated with the retirement of tangible long-lived assets, such as landfill and other facility closure costs, are capitalized and amortized to expense over an asset's useful life using a systematic and rational allocation method.

     Our adoption of SFAS 143 resulted in recognizing a charge of $1.3 million, net of income taxes of $0.7 million, or $0.02 per share, principally for asset retirement obligations related to landfills in our Flat-Rolled Products segment. This charge is reported in the statement of operations for the quarter ended March 31, 2003, as a cumulative effect of a change in accounting principle.

  YEAR ENDED DECEMBER 31, 2003, COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Our three business segments accounted for the following percentages of total external sales for 2003 and 2002:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              2002     2003
                                                              ----     ----
Flat-Rolled Products........................................   55%      54%
High Performance Metals.....................................   33%      33%
Engineered Products.........................................   12%      13%

     Sales were $1.94 billion in 2003 and $1.91 billion in 2002. International sales represented approximately 23% of total sales for both years.

     Operating profit was $19.9 million in 2003 and $27.3 million in 2002. Losses before taxes were $280.2 million and $103.8 million, respectively. These results included restructuring charges and litigation expense in 2003 of $84.9 million, and restructuring charges of $42.8 million in 2002.

     Net losses, before the cumulative effect of change in accounting principle, were $313.3 million and $65.8 million for 2003 and 2002, respectively. The net loss for 2003 included a $138.5 million charge for a valuation allowance on our net deferred tax assets, pretax restructuring charges of $62.4 million relating to asset impairments in the Flat-Rolled Products segment and workforce reductions across all operating segments and the corporate office, and $22.5 million for litigation expense. As a result of recording the deferred tax valuation allowance, results for 2003 include an income tax provision of $33.1 million, whereas 2002 pretax losses were reduced by income tax benefits of $38.0 million. Charges of $42.8 million in 2002 related to the indefinite idling of our Massillon, Ohio stainless steel plate facility in the Flat-Rolled Products segment and workforce reductions.

     Information with respect to our business segments for 2003 and 2002 is presented below and in Note 10 of the Notes to Consolidated Financial Statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

  Flat-Rolled Products Segment

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                        -------------------
                                                          2002       2003     % CHANGE
                                                        --------   --------   --------
                                                            (DOLLARS IN MILLIONS)
Sales to external customers...........................  $1,040.3   $1,043.5      0.3 %
Operating loss........................................      (8.6)     (14.1)   (64.0)%
Operating loss as a percentage of sales...............      (0.8)%     (1.4)%
International sales as a percentage of sales..........      11.8%      13.5 %

     Sales for the Flat-Rolled Products segment for 2003 were $1,043.5 million, essentially the same as 2002, which was due primarily to the effect of raw material surcharges offsetting lower volumes and base selling prices. Weak demand and base pricing for products of the Flat-Rolled Products segment, especially commodity stainless steel, which persisted for most of 2003, plus the negative effects of rapidly rising raw material costs and higher energy costs resulted in an operating loss of $14.1 million for 2003 compared to an operating loss of $8.6 million in 2002.

     Finished tons shipped in 2003 declined by 2% to 478,353 tons compared to shipments of 487,335 tons for 2002. The average transaction prices to customers increased by 2% to $2,178 per ton in 2003 due primarily to higher raw materials surcharges, which offset a 4% decline in average base selling prices, which exclude the affect of surcharges. Shipments of commodity products (including stainless steel hot roll and cold roll sheet, stainless steel plate and silicon electrical steel, among other products) decreased 2% while average prices for these products increased 3%. The decline in shipments was primarily attributable to continued depressed demand for commodity stainless steel sheet and plate due to the continued weakness in the U.S. industrial economy, especially in the non-residential construction and most capital goods markets. The increase in average prices was primarily due to higher raw material surcharges, principally for nickel. Commodity stainless steel base selling prices, which exclude surcharges, declined 4% in 2003 compared to 2002. During the same period, consumption in the U.S. of stainless steel strip, sheet and plate products was flat according to the Specialty Steel Institute of North America ("SSINA"). High-value product shipments in the segment (including strip, Precision Rolled Strip(R), super stainless steel, nickel alloy and titanium products) decreased 1%, while average prices for high-value products were flat. Increased shipments of Precision Rolled Strip(R) products in Europe and Asia were partially offset by the overall decline in shipments of other high-value products. Certain of these high-value products are used in the consumer durables and capital goods markets, both of which continued to be impacted by the weak U.S. economy in the markets we serve, which negatively affected shipments.

     Operating results for 2003 were adversely affected by higher raw material costs, which increased significantly in 2003, especially during the second half of the year. For example, the cost of nickel, a major raw material in the production of many stainless steel alloys, increased 97% in 2003 from an average cost of $3.26 per pound for the month of December 2002 to an average cost of $6.43 per pound for December 2003, as priced on the London Metals Exchange. While we were able to offset a significant portion of the increase through raw material surcharges in the pricing of our products, these higher costs had a negative effect on cost of sales as a result of our LIFO inventory accounting methodology. For 2003, we incurred approximately $36 million of expense for these cost increases, including LIFO inventory charges of $27 million and cost increases of $9 million for certain raw materials which are not subject to our surcharges. In addition, natural gas and electricity costs for 2003 were approximately $12 million higher than for 2002.

     We continued to aggressively reduce costs and streamline our operations. In 2003, we achieved gross cost reductions, before the effects of inflation, of $60 million. Major areas of cost reductions, before the effects of inflation, included $19 million from operating efficiencies, $18 million from procurement, $13 million from lower compensation and fringe benefit expenses, and $10 million from reduced depreciation expense and other fixed cost savings. During 2003, we implemented further workforce reductions of approximately 140 salaried employees representing approximately 13% of the salaried workforce. These workforce reductions were substantially complete by the end of 2003 and resulted in a pretax severance charge of $5 million in 2003. In addition, we indefinitely idled our Washington Flat-Rolled coil facility located in Washington, Pennsylvania and recorded an asset impairment charge related to the remaining assets located at Houston, Pennsylvania reflecting projected utilization. These actions resulted in a total pretax, non-cash asset impairment charge of $47.5 million in the 2003 fourth quarter. These expenses are presented as restructuring costs on the statement of operations and are not included in the results for the segment. These cost reduction actions are expected to result in annual pretax cost savings of approximately $10 million. Since 2000, the salaried workforce has been reduced by approximately 41%.

     We continued to invest to enhance our specialty metals capabilities, increase efficiencies and reduce costs. Our strategic capital investment to upgrade the Brackenridge, Pennsylvania melt shop, which commenced in 2002 and is expected to cost approximately $35 million, is on schedule. The first of the two new electric arc furnaces began operation in November 2003 and the second furnace is scheduled to be completed in the second half of 2004. Cost savings are estimated to be over $20 million annually after completion of the project.

  High Performance Metals Segment

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                       -----------------
                                                        2002       2003      % CHANGE
                                                       ------     ------     --------
                                                           (DOLLARS IN MILLIONS)
Sales to external customers..........................  $630.0     $641.7        1.9 %
Operating profit.....................................    31.2       26.2      (16.0)%
Operating profit as a percentage of sales............     5.0%       4.1%
International sales as a percentage of sales.........    39.3%      34.8%

     Sales for the High Performance Metals segment increased 1.9% to $641.7 million in 2003 primarily due to strong demand for our exotic materials, especially for the government and chemical processing markets, which offset continued weakness in the commercial aerospace and land-based turbine power generation markets. However, operating profit for the High Performance Metals segment declined 16% to $26.2 million because of lower demand and prices for nickel-based alloys and superalloys, specialty steel alloys and titanium-based alloys, which represent approximately 70% of the segment's sales. In addition, rising raw material costs offset cost reduction efforts.

     Shipments of nickel-based and specialty steel alloys decreased 2%, while average prices increased 3% primarily due to product mix. Titanium mill products shipments decreased 3% and average prices decreased 3%. Shipments for exotic alloys increased 14% and average prices increased 4%. Backlog of confirmed orders for the segment was approximately $270 million at December 31, 2003 and approximately $300 million at December 31, 2002.

     Operating profit for 2003 was adversely affected by higher raw material costs, which increased significantly in 2003, especially during the second half of the year. These higher costs had a negative effect on cost of sales as a result of our LIFO inventory accounting methodology, resulting in $11.7 million of expense for 2003, compared to $7.4 million of LIFO income in 2002. Operating profit in 2002 was adversely impacted by the effects of a seven month labor strike settled in March 2002 at our Wah Chang operation, which produces our exotic alloys.

     We continued to aggressively reduce costs in 2003. Gross cost reductions, before the effects of inflation, for 2003 totaled approximately $45 million. Major areas of cost reductions, before the effects of inflation, included $23 million from operating efficiencies, $13 million from procurement, and $9 million from hourly and salary labor cost savings. During 2003, we implemented further workforce reductions, which affected approximately 200 employees, or 19% of the salaried workforce. In connection with these reductions, which were substantially completed by the end of the year, we recorded charges of $3 million for the related severance costs. These expenses are presented as restructuring costs on the statement of operations and are not included in the results for the segment. These cost reduction actions are expected to result in annual pretax cost savings of approximately $10 million.

     We continued to invest to enhance our specialty metals capabilities, increase efficiencies and reduce costs. Our strategic capital investment to upgrade our long products rolling mill facility located in Richburg, South Carolina, which is expected to cost approximately $46 million, began in 2002 and is expected to start producing product in the second quarter of 2004. The project includes mutual conversion agreements with Outokumpu Oyj's U.S. subsidiary, Outokumpu Stainless, giving us access to process our products at Outokumpu Stainless' facility and Outokumpu Stainless access to process their stainless steel long products at our Richburg, South Carolina facility.

  Engineered Products Segment

     Sales for the Engineered Products segment increased 6.2%, to $252.2 million in 2003, compared to 2002, and operating profit increased 65.5%, to $7.8 million. Demand for our tungsten products from the oil and gas, medical and automotive markets improved during 2003. Demand also improved for forgings and castings. Segment operating profit improved primarily due to higher sales and the impact of cost reductions, which totaled $9 million in 2003.

     In the second half of 2003, we announced an additional restructuring of the European operations of Metalworking Products. Restructuring charges of approximately $3 million associated with this consolidation are presented as restructuring costs on the 2003 statement of operations and are not included in segment results. These cost reductions are expected to result in $2 million in annual pretax cost savings.

  Corporate expenses

     Corporate expenses were $20.5 million in 2003 compared to $20.6 million in 2002. Cost controls and reductions in the number of corporate employees that were implemented over this period were offset in 2003 by increased compensation expense associated with our long-term, stock-based compensation plan due to the significant increase in our stock price in the 2003 fourth quarter.

  Interest expense, net

     Interest expense, net of interest income, was $27.7 million for 2003, compared to $34.3 million for 2002. The effect of "receive fixed, pay floating" interest rate swap contracts of $150 million, related to our $300 million of 8.375% ten-year Notes issued in December 2001, decreased interest expense by $6.7 million in 2003 and $4.9 million in 2002, compared to the fixed interest expense of the Notes. Interest expense in 2003 was reduced by $2.1 million from interest capitalization on capital projects.

     Interest expense is presented net of interest income of $6.2 million for 2003 and $3.0 million for 2002. The increases in interest income for 2003 and 2002 primarily relate to interest on settlements of prior years' tax liabilities.

  Restructuring costs

     Restructuring costs were $62.4 million and $42.8 million in 2003 and 2002, respectively.

     In 2003, we recorded charges of $62.4 million, including $47.5 million for impairment of long-lived assets in the Flat-Rolled Products segment, $11.1 million for workforce reductions across all business segments and the corporate office, and $3.8 million for facility closure charges including present-valued lease termination costs, net of forecasted sublease rental income, at the corporate office. In the 2003 fourth quarter, based on existing and projected operating levels at our remaining operations in Houston, Pennsylvania and at our Washington Flat Roll coil facility located in Washington, Pennsylvania, we determined that the net book values of these facilities were in excess of their estimated fair market values based on expected future cash flows. Charges for the Houston facility and the Washington Flat Roll coil facility were recorded to write down the net book values of these facilities to their estimated fair market values. These asset impairment charges do not impact current operations at these facilities. The workforce reductions affected approximately 375 employees across all segments and the corporate office. Approximately $5 million of the severance charges will be paid from the Company's pension plan, and at December 31, 2003, approximately $9 million of the workforce reduction and facility closure charges are future cash costs that will be paid over the next ten years. Cash to meet these obligations is expected to be generated from one or more of the following sources: internally generated funds from operations, current cash on hand, or borrowings under existing credit lines.

     In 2002, we recorded total charges of $42.8 million related to the indefinite idling of our Massillon, Ohio stainless steel plate facility, due to continuing poor demand for wide, continuous, mill plate products, and further workforce reductions across all of our operations. The Massillon, Ohio stainless steel plate facility was indefinitely idled in the 2002 fourth quarter, and resulted in a pretax non-cash asset impairment charge of $34.4 million, representing the excess of the book value of the facility over its estimated fair market value. In addition, during the second half of 2002, and in light of continuing weak demand in the markets we serve, we announced workforce reductions of approximately 665 employees. These workforce reductions were substantially complete by the end of the first half of 2003, and resulted in a pretax, primarily cash, severance charge of $8.4 million, net of a retirement benefits curtailment gain. These expenses are presented as restructuring costs on the statement of operations and are not included in segment results. Of the $42.8 million restructuring charge recorded in 2002, $8.4 million resulted in expenditures of cash.

     At December 31, 2003, substantially all cash expenditures related to the 2002 restructuring charges had been paid.

  Other expenses, net of gains on asset sales

     Other expenses, net of gains on asset sales includes charges incurred in connection with closed operations, pretax gains and losses on the sale of surplus real estate, non-strategic investments and other assets, operating results from equity-method investees, minority interest and other non-operating income or expense. These items are presented primarily in selling and administrative expenses, and in other income (expense) in the statement of operations and resulted in net charges of $47.7 million and $11.6 million in 2003 and 2002, respectively.

     In 2003, charges for closed companies related to legal, environmental, insurance and other matters were approximately $30 million higher than in 2002. These charges include $22.5 million related to litigation, as more fully described in Note 14, "Commitments and Contingencies", in the Notes to Consolidated Financial Statements, and which is included in selling and administrative expenses in the consolidated statement of operations; and changes in our estimates of our liability for environmental closure costs and for liabilities under retrospectively-rated insurance programs. In 2002, we recognized a pretax charge of $6.5 million for our approximate 30% share of the net losses in New Piper Aircraft and for the write-off of the carrying value of this investment.

  Retirement benefit (expense) income

     Retirement benefit expenses have increased significantly over the past three years due to lower pension investments as a result of severe declines in the equity markets in 2000 through 2002, and higher benefit liabilities from long-term labor contracts negotiated in 2001. Retirement benefit expense was $134.4 million for 2003 and $21.8 million for 2002, compared to pretax retirement benefit income of $53.1 million for 2001. The increases in retirement benefit expenses have negatively affected both cost of sales and selling and administrative expenses. The effect of retirement benefit (expense) income on cost of sales and selling and administrative expenses for the years ended 2003, 2002 and 2001 were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                              2001     2002     2003
                                                              -----   ------   -------
                                                               (DOLLARS IN MILLIONS)
Cost of sales...............................................  $45.9   $  9.9   $ (94.6)
Selling and administrative expenses.........................    7.2    (11.9)    (39.8)
                                                              -----   ------   -------
Total retirement benefit expense............................  $53.1   $(21.8)  $(134.4)
                                                              =====   ======   =======

     Retirement benefit expenses for 2004 are expected to be approximately $143 million, with effects on cost of sales and selling and administrative expenses similar to 2003. Pension expense is expected to decline to approximately $75 million pretax for 2004 from $92 million for 2003 as actual returns on pension assets in 2003 were higher than expected, partially offset by a lower assumed discount rate to value pension benefit liabilities. The projected rise in medical benefit inflation and lower assumed discount rate is expected to result in postretirement medical expenses of approximately $68 million for 2004 compared to $42 million of 2003. The projected 2004 postretirement medical expense does not include the expected favorable impact of the Medicare Prescription Drug, Improvement and Modernization Act (the "Medicare Act"), which was signed into law on December 8, 2003. The Medicare Act provides for a federal subsidy, with tax-free payments commencing in 2006, to sponsors of retiree health care benefits plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. Based upon estimates from our actuaries, we expect that the federal subsidy included in the law will result in a reduction in the Other Postretirement Benefits obligation of up to $70 million. This reduction has not been reflected in the 2003 financial statements or in the 2004 estimated expense because authoritative accounting guidance regarding how the reduction in the obligation is to be recognized in the financial statements is pending. Approximately 76%, or $109 million, of the estimated 2004 retirement benefit expense is expected to be non-cash.

  Income Taxes

     In the 2003 fourth quarter we recorded a $138.5 million valuation allowance on our net deferred tax asset, based upon the results of our quarterly evaluation concerning the estimated probability that the net deferred tax asset would be realizable. This charge did not affect cash or our ability to utilize any of our deferred tax assets on future tax returns. Our income tax provision (benefit) for 2003, 2002, and 2001 was $33.1 million, $(38.0) million and $(11.2) million, respectively. The income tax benefits recognized in 2002 and 2001 include the effects of cash refunds of income taxes paid in prior years. In 2003 and 2002, we received $65.6 million and $45.6 million, respectively, in income tax refunds, and we recognized $7.2 million of income taxes receivable at December 31, 2003, which we expect to receive in the first half of 2004. Under current tax laws we are limited in our ability to carryback any current year or future tax losses to prior periods to obtain cash refunds of taxes paid during those periods. Current year federal tax losses, if any, can be carried forward for up to 20 years and applied against taxes owed in those future years. As of December 31, 2003, we had a federal income tax net operating loss carryforward deferred tax asset of approximately $29 million, which we are able to carryforward until 2023.

     Deferred taxes result from temporary differences in the recognition of income and expense for financial and income tax reporting purposes, and differences between the fair value of assets acquired in business combinations accounted for as purchases for financial reporting purposes and their corresponding tax bases. Deferred income taxes represent future tax benefits or costs to be recognized when those temporary differences reverse. At December 31, 2003, we had a net deferred tax asset of $34.3 million, net of a valuation allowance of $178.8 million, including the $138.5 million 2003 fourth quarter deferred tax valuation allowance and previously recorded deferred tax valuation allowances on state income tax net operating loss carryforwards. A significant portion of our deferred tax asset, prior to the valuation allowance, relates to postretirement employee benefit obligations, which have been recorded in the accompanying financial statements but are not recognized for income tax reporting until the benefits are paid. These benefit payments are expected to occur over an extended period of years. No valuation allowance was required on $34.3 million of net deferred tax assets based upon our ability to utilize these assets within the carryback, carryforward period, including consideration of tax planning strategies that we would undertake to prevent an operating loss or tax credit carryforward from expiring unutilized. We intend to maintain a valuation allowance on the net deferred tax assets until a realization event occurs to support the reversal of all or a portion of the reserve.

FINANCIAL CONDITION AND LIQUIDITY

  Cash Flow and Working Capital

     During the three months ended March 31, 2004, cash used by operations was $0.2 million, due primarily to a $75.4 million increase in managed working capital in the quarter, partially offset by the receipt of a $6.9 million Federal income tax refund pertaining to our 2003 tax return. Capital expenditures of $12.1 million, and $3.1 million of net debt repayments were the principal investing and financing activities, respectively. At March 31, 2004, cash and cash equivalents totaled $67.3 million, a decrease of $12.3 million from December 31, 2003.

     As part of managing the liquidity of our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately. At March 31, 2004, managed working capital was 26.4% of annualized sales compared to 30.7% of annualized sales at December 31, 2003. During the first three months of 2004, managed working capital increased by $75.4 million, to $650.9 million. The increase in managed working capital from December 31, 2003 was due to increased accounts receivable, which reflects the higher level of sales in the first quarter 2004 compared to the fourth quarter 2003, and increased inventory, mostly as a result of higher raw material costs, which was partially offset by increased accounts payable. The majority of the increase in raw material costs should be recovered through surcharges.

     The components of managed working capital were as follows:

                                             YEAR ENDED DECEMBER 31,        THREE MONTHS
                                          ------------------------------        ENDED
                                            2001       2002       2003     MARCH 31, 2004
                                          --------   --------   --------   ---------------
                                              (DOLLARS IN MILLIONS)
Accounts receivable.....................  $  274.6   $  239.3   $  248.8      $  311.0
Inventory...............................     488.9      392.3      359.7         366.9
Accounts payable........................    (155.3)    (171.3)    (172.3)       (219.4)
                                          --------   --------   --------      --------
Subtotal................................     608.2      460.3      436.2         458.5
Allowance for doubtful accounts.........      12.3       10.1       10.2          11.0
LIFO reserve............................      77.2       74.7      111.7         159.8
Corporate and other.....................      21.0       18.6       17.4          21.6
                                          --------   --------   --------      --------
Managed working capital.................  $  718.7   $  562.7   $  575.5      $  650.9
                                          ========   ========   ========      ========
Annualized prior 2 months sales.........  $1,956.0   $1,741.0   $1,874.0      $2,463.0
                                          ========   ========   ========      ========
Managed working capital as a % of
  sales.................................      36.7%      32.4%      30.7%         26.4%

     Capital expenditures for 2004 are expected to be between $60 and $70 million, of which $12.1 million had been expended in the 2004 first quarter. Capital expenditures primarily relate to the upgrade of our flat-rolled products melt shop located in Brackenridge, Pennsylvania and investments to enhance the high performance metals capabilities of our high performance metals long products rolling mill facility located in Richburg, South Carolina.

     A regular quarterly dividend of $0.06 per share of common stock was declared on March 11, 2004, payable to stockholders of record at the close of business on March 22, 2004. The payment of dividends and the amount of such dividends depends upon matters deemed relevant by our Board of Directors, such as our results of operations, financial condition, cash requirements, future prospects, any limitations imposed by law, credit agreements or senior securities, and other factors deemed relevant and appropriate. No assurance can be given that we will continue to pay dividends on your common stock in a manner and amount consistent with our historic practices, or at all, in the future.

  Debt

     At March 31, 2004, we had $534.2 million in total outstanding debt, largely unchanged from the $532.1 million at December 31, 2003. The increase in debt was due to fair value adjustments related to interest rate swap contracts on our $300 million, 8.375% ten-year Notes, due December 15, 2011, which offset a net decrease in other debt of $3.1 million. We repaid $9.5 million in industrial revenue bonds, and borrowed $6.5 million, net, at our STAL joint venture.

     Interest rate swap contracts are used from time to time to manage our exposure to interest rate risks. At the end of the 2002 first quarter, we entered into interest rate swap contracts with respect to a $150 million notional amount related to our Notes, which involved the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the contracts without an exchange of the underlying principal amount. These contracts were designated as fair value hedges. As a result, changes in the fair value of the swap contracts and the underlying fixed rate debt are recognized in the statement of operations. In the 2003 first quarter, we terminated the majority of these interest rate swap contracts and received $14.6 million in cash. The gain on settlement remains a component of the reported balance of the Notes ($313.1 million at March 31, 2004, including fair value adjustments), and is being ratably recognized as a reduction to interest expense over the remaining life of the Notes, which is approximately eight years.

     In the 2003 first quarter, we entered into new "receive fixed, pay floating" interest rate swap arrangements related to the Notes that re-established, in total, the $150 million notional amount that effectively converted this portion of the Notes to variable rate debt. Including accretion of the gain on termination of the swap contracts described above, the result of the "receive fixed, pay floating" arrangements was a decrease in interest expense of $1.7 million for both the 2004 and 2003 first quarters, compared to the fixed interest expense of the Notes that would otherwise have been realized. At March 31, 2004, the adjustment of these swap contracts to fair market value resulted in the recognition of an asset of $5.4 million on the balance sheet, included in other assets, with an offsetting increase in long-term debt.

     We did not borrow funds under our domestic credit facilities during the 2004 first quarter, or during all of 2003 or 2002. We have a $325 million four-year senior secured domestic revolving credit facility (the "facility"), which expires in June 2007, and which is secured by all accounts receivable and inventory of our U.S. operations, and includes capacity for up to $150 million in letters of credit. Outstanding letters of credit issued under the facility at March 31, 2004 were approximately $94 million. The secured credit facility limits capital expenditures, investments and acquisitions of businesses, new indebtedness, asset divestitures, payment of dividends, and common stock repurchases which we may incur or undertake during the term of the facility without obtaining permission of the lending group. In addition, the secured credit facility contains a financial covenant, which is not measured unless our undrawn availability under the facility is less than $150 million. This financial covenant, when measured, requires us to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") to fixed charges of at least 1.0 to 1.0. EBITDA is adjusted for non-cash items such as income/loss on investments accounted for under the equity method of accounting, non-cash pension expense/income, and that portion of retiree medical and life insurance expenses paid from our Voluntary Employment Benefit Association ("VEBA") trust. EBITDA is reduced by capital expenditures and cash taxes paid, and increased for cash tax refunds. Fixed charges include gross interest expense, dividends paid and scheduled debt payments. Our ability to borrow under the secured credit facility in the future could be adversely affected if we fail to maintain the applicable covenants under the agreement governing the facility. At March 31, 2004, our undrawn availability under the facility, which is calculated including outstanding letters of credit and domestic cash on hand, was $259 million, and the amount that we could borrow at that date prior to requiring the application of a financial covenant test was $109 million. We expect our undrawn availability will decrease by up to $33 million in connection with the planned appeal of an unfavorable jury verdict received on March 10, 2004, concerning litigation between our wholly-owned subsidiary TDY Industries, Inc. and the San Diego Unified Port District involving a lease of property. This matter is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2003.

     During the next several months, due to rising raw material prices and improving business volumes, we expect to maintain a lower domestic cash balance from 2003 year end levels, and we may borrow funds from the secured facility from time-to-time to support working capital requirements or investment opportunities. We believe that internally generated funds, current cash on hand and capacity provided from our secured credit facility will be adequate to meet our foreseeable liquidity needs.

CRITICAL ACCOUNTING POLICIES

  Inventory

     Inventories are stated at the lower of cost (last-in, first-out ("LIFO"), first-in, first-out ("FIFO") and average cost methods) or market, less progress payments. Costs include direct material, direct labor and applicable manufacturing and engineering overhead, and other direct costs. Most of our inventory is valued utilizing the

LIFO costing methodology. Inventory of our non-U.S. operations is valued using average cost or FIFO methods. Under the LIFO inventory valuation method, changes in the cost of raw materials and production activities are recognized in cost of sales in the current period even though these material and other costs may have been incurred at significantly different values. In a period when raw material or other costs are extremely volatile, the use of the LIFO inventory method may result in cost of sales expense which is not indicative of cash costs during that period. In a period of rising prices, cost of sales expense is typically higher than the cash costs, and inventory as presented on the balance sheet is typically lower than it would be under most alternative costing methods.

     Selling prices for the majority of our stainless products include surcharges for raw materials. These surcharges have been effective in helping to offset the impact of increased raw material costs we have experienced in the 2004 first quarter on a cash basis. The majority of raw material surcharges, which prevail throughout the stainless steel industry, are structured to recover cash costs for the raw materials incurred to produce the products shipped. For example, the surcharge for nickel, which is a significant raw material used in the production of stainless steel, is included in current month's selling price based upon the average cost for nickel as priced on the London Metals Exchange (plus a margin for handling and delivery) for the period two months prior to shipment. This two-month lag convention is used to align the cost of the raw material melted to the transaction price to the customer. While the surcharge formula is effective in recovering the cash costs for raw materials, it by design approximates the production cycle.

     We evaluate product lines on a quarterly basis to identify inventory values that exceed estimated net realizable value. The calculation of a resulting reserve, if any, is recognized as an expense in the period that the need for the reserve is identified. It is our general policy to write-down to scrap value any inventory that is identified as obsolete and any inventory that has aged or has not moved in more than twelve months. In some instances this criterion is up to twenty-four months.

  Income Taxes

     Deferred income taxes result from temporary differences in the recognition of income and expense for financial and income tax reporting purposes, or differences between the fair value of assets acquired in business combinations accounted for as purchases for financial reporting purposes and their corresponding tax bases. Deferred income taxes represent future tax benefits (assets) or costs (liabilities) to be recognized when those temporary differences reverse. We evaluate on a quarterly basis whether, based on all available evidence, we believe that our deferred income tax assets will be realizable. Valuation allowances are established when it is estimated that it is probable (more likely than not) that the tax benefit of the deferred tax asset will not be realized. The evaluation, as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," includes the consideration of all available evidence, both positive and negative, regarding historical operating results including recent years with reported losses, the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards, and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Future realization of deferred income tax assets ultimately depends upon the existence of sufficient taxable income within the carryback, carryforward period available under tax law.

     The recognition of a valuation allowance is recorded as a non-cash charge to the income tax provision with an offsetting reserve against the deferred income tax asset. Should we generate pretax losses in future periods, a tax benefit would not be recorded and the valuation allowance recorded would increase. Under these circumstances the net loss recognized and net loss per share for that period would be larger than a comparable period when a favorable tax benefit was recorded. However, tax provisions or benefits would continue to be recognized, as appropriate, on state and local taxes, and taxes related to foreign jurisdictions. The recognition of a valuation allowance does not affect our ability to utilize the deferred tax asset in the future. The valuation allowance could be reduced or increased in future years if the estimated realizability of the deferred income tax asset changes, based upon consideration of all available evidence, including changes in the carryback period available under tax law.

     At March 31, 2004, we had a net deferred income tax asset, net of deferred income tax liabilities, of $34.3 million. This net deferred income tax asset is presented net of a valuation allowance for certain tax benefits that are not currently expected to be realized. A significant portion of our deferred income tax asset relates to postretirement employee benefit obligations, which have been recognized for financial reporting purposes but are not deductible for income tax reporting purposes until the benefits are paid. These benefit payments are expected to occur over an extended period of years. We have not had a federal net operating loss or tax credit carryforward expire unutilized.

  Retirement Benefits

     We have defined benefit pension plans and defined contribution plans covering substantially all of our employees. We have not made contributions to the U.S. defined benefit pension plan in the past several years. We are not required to make a contribution to the U.S. defined benefit pension plan for 2004, and, based upon current actuarial analyses and forecasts, we do not expect to be required to make cash contributions to the U.S. defined benefit pension plan for at least the next several years.

     We account for our defined benefit pension plans in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), which requires that amounts recognized in financial statements be determined on an actuarial basis, rather than as contributions are made to the plan. A significant element in determining our pension (expense) income in accordance with SFAS 87 is the expected investment return on plan assets. In establishing the expected return on plan investments, which is reviewed annually in the fourth quarter, we take into consideration types of securities the plan investments are invested in, how those investments have performed historically, and expectations for how those investments will perform in the future. For 2004 and 2003, our expected return on pension plan investments is 8.75%. The cumulative difference between this expected return and the actual return on plan assets is deferred and amortized into pension income or expense over future periods. The expected return on plan assets can vary significantly from year-to-year since the calculation is dependent on the market value of plan assets as of the end of the preceding year. Accounting principles generally accepted in the United States allow companies to calculate the expected return on pension assets using either an average of fair market values of pension assets over a period not to exceed five years, which reduces the volatility in reported pension income or expense, or their fair market value at the end of the previous year. However, the Securities and Exchange Commission currently does not permit companies to change from the fair market value at the end of the previous year methodology, which is the methodology that we use, to an averaging of fair market values of plan assets methodology. As a result, our results of operations and those of other companies, including companies with which we compete, may not be comparable due to these different methodologies in calculating the expected return on pension investments.

     At the end of November each year, we determine the discount rate to be used to value pension plan liabilities. In accordance with SFAS 87, the discount rate reflects the current rate at which the pension liabilities could be effectively settled. In estimating this rate, we receive input from our actuaries regarding the rates of return on high quality, fixed-income investments with maturities matched to the expected future retirement benefit payments. Based on this assessment at the end of November 2003, we established a discount rate of 6.5% for valuing the pension liabilities as of the end of 2003, and for determining the pension expense for 2004. We had previously assumed a discount rate of 6.75% for 2002, which determined the 2003 expense. The effect of lowering the discount rate will increase annual pension expense by approximately $4 million in 2004. The effect on pension liabilities for changes to the discount rate, as well as the net effect of other changes in actuarial assumptions and experience, are deferred and amortized over future periods in accordance with SFAS 87.

     Accounting standards require a minimum pension liability be recorded when the value of pension assets is less than the accumulated benefit obligation ("ABO") at the annual measurement date. As of November 30, 2003, our measurement date for pension accounting, the value of the ABO exceeded the value of pension investments by approximately $195 million. In accordance with accounting standards, the charge against stockholders' equity is adjusted in the fourth quarter to reflect the value of pension assets compared to the ABO as of the end of November. If the level of pension assets exceeds the ABO as of a future measurement date, the full charge against stockholders' equity would be reversed.

     We also sponsor several postretirement plans covering certain hourly and salaried employees and retirees. These plans provide health care and life insurance benefits for eligible employees. In certain plans, our contributions towards premiums are capped based upon the cost as of a certain date, thereby creating a defined contribution. For the non-collectively bargained plans, we maintain the right to amend or terminate the plans in the future. We account for these benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), which requires that amounts recognized in financial statements be determined on an actuarial basis, rather than as benefits are paid. We use actuarial assumptions, including the discount rate and the expected trend in health care costs, to estimate the costs and benefits obligations for the plans. The discount rate, which is determined annually at the end of November of each year, is developed based upon rates of return on high quality, fixed-income investments. At the end of 2003, we determined this rate to be 6.5%, a reduction from a 6.75% discount rate in 2002. The effect of lowering the discount rate to 6.5% from 6.75% increased 2003 postretirement benefit liabilities by approximately $22 million, and 2004 expenses are expected to increase by approximately $3 million. Based upon significant cost increases quoted by our medical care providers and predictions of continued significant medical cost inflation in future years, the annual assumed rate of increase in the per capita cost of covered benefits for health care plans was 10.4% for 2004 and was assumed to gradually decrease to 5.0% in the year 2014 and remain level thereafter.

     The OPEB obligation, and postretirement benefit expense recognized through March 31, 2004, does not include the expected favorable impact of the Medicare Act, which was enacted on December 8, 2003. The Medicare Act provides for a federal subsidy, with tax-free payments commencing in 2006, to sponsors of retiree health care benefits plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. Based upon estimates from our actuaries, we expect that the federal subsidy included in the law will result in a reduction in the OPEB obligation of up to $70 million. This reduction is not reflected in the financial statements or in estimates of 2004 expense because final authoritative accounting guidance regarding how the benefit is to be recognized in the financial statements is pending.

     Certain of these postretirement benefits are funded using plan investments held in a VEBA trust. The expected return on plan investments is a significant element in determining postretirement benefits expenses in accordance with SFAS
106. In establishing the expected return on plan investments, which is reviewed annually in the fourth quarter, we take into consideration the types of securities the plan investments are invested in, how those investments have performed historically, and expectations for how those investments will perform in the future. For 2003, as a result of a reduction in the percentage of the VEBA's private equity investments, we lowered our expected return on investments held in the VEBA trust to 9%. A 15% return on investments was assumed in prior years. This assumed long-term rate of return on investments is applied to the market value of plan investments at the end of the previous year. This produces the expected return on plan investments that is included in annual postretirement benefits expenses for the current year. The effect of lowering the expected return on plan investments resulted in an increase in annual postretirement benefits expense of approximately $7 million for 2003. Our expected return on investments in the VEBA trust remains 9% for 2004.

  Asset Impairment

     We monitor the recoverability of the carrying value of our long-lived assets. An impairment charge is recognized when the expected net undiscounted future cash flows from an asset's use (including any proceeds from disposition) are less than the asset's carrying value, and the asset's carrying value exceeds its fair value. Changes in the expected use of a long-lived asset group, and the financial performance of the long-lived asset group and its operating segment, are evaluated as indicators of possible impairment. Future cash flow value may include appraisals for property, plant and equipment, land and improvements, future cash flow estimates from operating the long-lived assets, and other operating considerations.

     Goodwill is required to be reviewed annually, or more frequently if impairment indicators arise. The impairment test for goodwill is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this comparison reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of the fair value of the reporting unit over the fair value of all recognized and unrecognized assets and liabilities.

     Our evaluation of goodwill for possible impairment includes estimating the fair market value of each of the reporting units which have goodwill associated with their operations using discounted cash flow and multiples of cash earnings valuation techniques, plus valuation comparisons to recent public sale transactions of similar businesses, if any. These valuation methods require us to make estimates and assumptions regarding future operating results, cash flows including changes in working capital and capital expenditures, selling prices, profitability, and the cost of capital. Although we believe that the estimates and assumptions used were reasonable, actual results could differ from those estimates and assumptions.

  Other

     A summary of other significant accounting policies is discussed in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2003.

     The preparation of the financial statements in accordance with accounting principles generally accepted in the United States requires us to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts of assets and liabilities. Significant areas of uncertainty that require judgments, estimates and assumptions include the accounting for derivatives, retirement plans, income taxes, environmental and other contingencies as well as asset impairment, inventory valuation and collectibility of accounts receivable. We use historical and other information that we consider to be relevant to make these judgments and estimates. However, actual results may differ from those estimates and assumptions that are used to prepare our financial statements.

OTHER MATTERS

  Product Pricing

     Intense competition and excess manufacturing capacity in the commodity stainless steel industry have resulted in reduced prices over the last few years, excluding raw material surcharges, for many of our stainless steel products. As a result of these factors, our revenues, operating results and financial condition have been and may continue to be adversely affected.

     Although inflationary trends in recent years have been moderate, during the same period certain critical raw material costs, such as nickel and scrap containing iron and nickel, have been volatile. While we are able to mitigate some of the adverse impact of rising raw material costs through surcharges to customers, rapid increases in raw material costs adversely affect our results of operations.

     We change prices on certain of our products from time to time. The ability to implement price increases is dependent on market conditions, economic factors, raw material costs and availability, competitive factors, operating costs and other factors, some of which are beyond our control. The benefits of any price increases may be delayed due to long manufacturing lead times and the terms of existing contracts.

  Volatility of Prices of Critical Raw Materials; Unavailability of Raw
  Materials

     We rely to a substantial extent on outside vendors to supply certain raw materials that are critical to the manufacture of products. Purchase prices and availability of these critical raw materials are subject to volatility. At any given time, we may be unable to obtain an adequate supply of these critical raw materials on a timely basis, on price and other terms acceptable, or at all.

     If suppliers increase the price of critical raw materials, we may not have alternative sources of supply. In addition, to the extent that we have quoted prices to customers and accepted customer orders for products prior to purchasing necessary raw materials, we may be unable to raise the price of products to cover all or part of the increased cost of the raw materials.

     The manufacture of some of our products is a complex process and requires long lead times. As a result, we have in the past and may in the future experience delays or shortages in the supply of raw materials. If unable to obtain adequate and timely deliveries of required raw materials, we may be unable to timely manufacture sufficient quantities of products. This could cause us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

     We acquire certain important raw materials that we use to produce specialty materials, including nickel, chrome, cobalt, titanium sponge and ammonia paratungstate, from foreign sources. Some of these sources operate in countries that may be subject to unstable political and economic conditions. These conditions may disrupt supplies or affect the prices of these materials.

  Volatility of Energy Prices; Availability of Energy Resources

     Energy resources markets are subject to conditions that create uncertainty in the prices and availability of energy resources. We rely upon third parties for our supply of energy resources consumed in the manufacture of products. The prices for and availability of electricity, natural gas, oil and other energy resources are subject to volatile market conditions. These market conditions often are affected by political and economic factors beyond our control. Disruptions in the supply of energy resources could temporarily impair the ability to manufacture products for customers. Further, increases in energy costs, or changes in costs relative to energy costs paid by competitors, have and may continue to adversely affect our profitability. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive, increased energy prices may have an adverse effect on our results of operations and financial condition.

  Labor Matters

     We have approximately 9,000 full-time employees. A portion of our workforce is represented under various collective bargaining agreements, principally with the USWA, including: approximately 3,300 Allegheny Ludlum and former J&L Specialty Steel production, office and maintenance employees covered by collective bargaining agreements with the USWA, which are effective through June 2007; approximately 165 Oremet employees covered by a collective bargaining agreement with the USWA, which is effective through June 2007; and approximately 600 Wah Chang employees covered by a collective bargaining agreement with the USWA, which continues through March 2008. Negotiations are ongoing for a new collective bargaining agreement with the USWA affecting approximately 100 employees at the Casting Service facility in LaPorte, Indiana. In connection with the J&L Specialty Steel acquisition, we worked with the USWA to reach a new collective bargaining agreement covering both Allegheny Ludlum and former J&L Specialty Steel employees. This new collective bargaining agreement became effective on June 1, 2004.

     Generally, agreements that expire may be terminated after notice by the union. After termination, the union may authorize a strike. A strike by the employees covered by one or more of the collective bargaining agreements could materially adversely affect our operating results. There can be no assurance that we will succeed in concluding collective bargaining agreements with the unions to replace those that expire.

  Environmental

     When it is probable that a liability has been incurred or an asset has been impaired, we recognize a loss if the amount of the loss can be reasonably estimated.

     We are subject to various domestic and international environmental laws and regulations that govern the discharge of pollutants into the air or water and the disposal of hazardous substances, which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which we have been identified as a potentially responsible party ("PRP") under the Federal Superfund laws, and comparable state laws. We could incur substantial cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims as a result of violations or liabilities under these laws or non-compliance with environmental permits required at our facilities. We are currently involved in the investigation and remediation of a number of our current and former sites as well as third party sites under these laws.

     With respect to proceedings brought under the Federal Superfund laws, or similar state statutes, we have been identified as a PRP at approximately 33 of such sites, excluding those at which we believe we have no future liability. Our involvement is limited or de minimis at approximately 15 of these sites, and the potential loss exposure with respect to any of the remaining 18 individual sites is not considered to be material.

     We are a party to various cost-sharing arrangements with other PRPs at the sites. The terms of the cost-sharing arrangements are subject to non-disclosure agreements as confidential information. Nevertheless, the cost-sharing arrangements generally require all PRPs to post financial assurance of the performance of the obligations or to pre-pay into an escrow or trust account their share of anticipated site-related costs. In addition, the Federal government, through various agencies, is a party to several such arrangements.

     Environmental liabilities are recorded when our liability is probable and the costs are reasonably estimable. In many cases, investigations are not at a stage where we are able to determine whether we are liable or, if liability is probable, to reasonably estimate the loss, or certain components thereof. Accordingly, as investigation and remediation of these sites proceed and as we receive new information, we expect that we will adjust our accruals to reflect the new information. Future adjustments could have a material adverse effect on our results of operations in a given period, but we cannot reliably predict the amounts of such future adjustments. At March 31, 2004, our reserves for environmental matters totaled approximately $39.8 million.

     Environmental liabilities are recorded when our liability is probable and the costs are reasonably estimable, but generally not later than the completion of the feasibility study or our recommendation of a remedy or commitment to an appropriate plan of action. The accruals are reviewed periodically and, as investigations and remediations proceed, adjustments are made as necessary. Accruals for losses from environmental remediation obligations do not take into account the effects of inflation, and anticipated expenditures are not discounted to their present value. The accruals are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect allocations among PRPs at Federal Superfund sites or similar state-managed sites after an assessment is made of the likelihood that such parties will fulfill their obligations at such sites and after appropriate cost-sharing or other agreements are entered. Our measurement of environmental liabilities is based on currently available facts, present laws and regulations, and current technology. Such estimates take into consideration our prior experience in site investigation and remediation, the data concerning cleanup costs available from other companies and regulatory authorities, and the professional judgment of our environmental experts in consultation with outside environmental specialists, when necessary. Estimates of our liability are further subject to additional uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the participation, number and financial condition of other PRPs, as well as the extent of their responsibility for the remediation.

     Based on currently available information, we do not believe that there is a reasonable possibility that a loss exceeding the amount already accrued for any of the matters with which we are currently associated (either individually or in the aggregate) will be an amount that would be material to a decision to buy or sell our securities. Future developments, administrative actions or liabilities relating to environmental matters, however, could have a material adverse effect on our financial condition and results of operations.

     In March 2003, the United States Environmental Protection Agency ("EPA") advised one of our subsidiaries that it was contemplating filing an action to recover civil penalties for alleged violations of the Resource Conservation and Recovery Act ("RCRA") at our Allvac facility in Albany, Oregon. The EPA alleged that our subsidiary managed hazardous wastes at the plant without the proper permit. Our subsidiary denied the allegations but entered into a settlement agreement with the EPA in June 2004. Under the terms of the settlement agreement, and without admitting any violations, our subsidiary agreed to pay a civil penalty of $250,000 and to implement two supplemental environmental projects valued at $498,000 in the aggregate. The supplemental environmental projects include the elimination of the acid cracking process for washing titanium chips and dedication as wetlands of 12 acres of land valued at $300,000. The City of Albany will be granted a conservation easement over the property.

     In a letter dated May 20, 2004, the EPA informed one of our subsidiaries that it alleges that our subsidiary is not in compliance with the Unilateral Administrative Order ("UAO") issued to our subsidiary for the South El Monte Operable Unit of the San Gabriel Valley (California) Superfund Site, a multi-party area-wide groundwater cleanup. The EPA indicated that it may take action to enforce the UAO and collect penalties, as well as reimbursement of the EPA's costs associated with the site. Our subsidiary is in negotiations with the EPA to resolve our subsidiary's obligations under the UAO on both technical and legal grounds.

                                  UNDERWRITING

     We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. Banc of America Securities LLC and Merrill Lynch & Co. are acting as co-managers of the offering. We have entered into an underwriting agreement with the underwriters dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
J.P. Morgan Securities Inc. ................................      4,410,000
Citigroup Global Markets Inc. ..............................      4,410,000
Banc of America Securities LLC..............................      1,440,000
Merrill Lynch & Co. ........................................      1,440,000
Lazard Freres & Co. LLC.....................................        300,000
                                                                 ----------
  Total.....................................................     12,000,000
                                                                 ==========

     Lazard Freres & Co. LLC ("Lazard") has entered into an agreement with Mitsubishi Securities (USA), Inc. ("Mitsubishi") pursuant to which Mitsubishi provides certain advisory and/or other services to Lazard, including in respect of this offering. In return for the provision of such services by Mitsubishi to Lazard, Lazard will pay to Mitsubishi a mutually agreed upon fee.

     The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

     The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.50 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the initial offering of the shares, the offering price and other selling terms may be changed by the underwriters.

     The underwriters have an option to buy up to 1,800,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.831 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                WITHOUT        WITH FULL
                                                             OVERALLOTMENT   OVERALLOTMENT
                                                               EXERCISE        EXERCISE
                                                             -------------   -------------
Per share..................................................   $    0.831      $     0.831
Total......................................................   $9,972,000      $11,467,800

     We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $300,000.

     A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus supplement.

     We, our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' overallotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

     The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

     These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Allegheny Technologies Incorporated incorporated by reference in Allegheny Technologies Incorporated's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of J&L Specialty Steel, LLC as of December 31, 2003 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements contains an explanatory paragraph that states J&L Specialty Steel, LLC has negative working capital and a shareholder deficit as of December 31, 2003 and has incurred a net loss for the year ended December 31, 2003. In addition, substantially all of J&L Specialty Steel, LLC's assets are held for sale as of December 31, 2003. These matters raise substantial doubt about J&L Specialty Steel, LLC's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                      WHERE YOU CAN FIND MORE INFORMATION

     Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at
(800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement the information contained in the following documents:

     - Our Annual Report on Form 10-K for the year ended December 31, 2003;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

     - Our Proxy Statement on Schedule 14A, dated March 29, 2004, filed with the SEC on March 26, 2004;

     - Our Current Reports on Form 8-K filed with the SEC on April 2, May 3, May 10, May 28, June 2, June 15, June 28, July 8, July 12 and July 20, 2004 (excluding any information furnished pursuant to Item 9 or Item 12 on any current report);

     - The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 30, 1996 (001-12001); and

     - The description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on March 13, 1998 (001-12001).

     Pursuant to General Instruction B of Form 8-K, any information submitted under Item 9, Regulation FD Disclosure, or Item 12, Results of Operations and Financial Condition, of Form 8-K is not deemed to be "filed" for the purpose of
Section 18 of the Securities and Exchange Act of 1934, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 9 or Item 12 of Form 8-K. We are not incorporating by reference any information submitted under Item 9 or Item 12 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus supplement.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this filing and prior to the termination of this offering (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K) shall be deemed to be incorporated in this prospectus supplement and to be a part hereof from the date of the filing of such documents. Information that we file later with the SEC and that is incorporated by reference into this prospectus supplement will automatically update information contained in this prospectus supplement or that was previously incorporated by reference into this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

     We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus supplement and the accompanying prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus). You should direct any requests for copies to: Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222, Attention: Investor Relations, Telephone:
(412) 394-2800.

PROSPECTUS

                                  $400,000,000

                      ALLEGHENY TECHNOLOGIES INCORPORATED

                                  Common Stock
                                Preferred Stock
                                    Warrants
                               Depositary Shares
                               Purchase Contracts
                                 Purchase Units
                                Debt Securities

                             ---------------------

     Allegheny Technologies Incorporated from time to time may offer to sell, in one or more series, common stock, preferred stock, warrants, depositary shares, purchase contracts, purchase units or debt securities, or any combination of these securities. The total amount of securities offered by this prospectus will have an initial aggregate offering price of up to $400,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although ATI may increase this amount in the future.

     The common stock of ATI is listed on the New York Stock Exchange and trades under the ticker symbol "ATI."

     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

     WE URGE YOU TO CAREFULLY READ "RISK FACTORS" BEGINNING ON PAGE 2 AND OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO INVEST IN ANY SECURITIES OFFERED BY THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this prospectus is May 26, 2004.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................    ii
SUMMARY.....................................................     1
RISK FACTORS................................................     2
FORWARD-LOOKING STATEMENTS..................................     9
RATIOS OF EARNINGS TO FIXED CHARGES.........................     9
USE OF PROCEEDS.............................................     9
DESCRIPTION OF CAPITAL SECURITIES...........................    10
DESCRIPTION OF WARRANTS.....................................    14
DESCRIPTION OF DEPOSITARY SHARES............................    15
DESCRIPTION OF PURCHASE CONTRACTS...........................    18
DESCRIPTION OF PURCHASE UNITS...............................    18
DESCRIPTION OF DEBT SECURITIES..............................    19
PLAN OF DISTRIBUTION........................................    28
LEGAL MATTERS...............................................    30
EXPERTS.....................................................    30

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the "registration statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we urge you to read the documents contained in those exhibits.

     We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC's Internet address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.alleghenytechnologies.com. The information on our Internet site is not a part of this prospectus.

INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC, except as noted below:

OUR SEC FILINGS (FILE NO. 1-12001)            PERIOD FOR OR DATE OF FILING
----------------------------------            ----------------------------
Annual Report on Form 10-K                    Year Ended December 31, 2003
Quarterly Report on Form 10-Q                 Quarter Ended March 31, 2004
Current Reports on Form 8-K                   February 17 (as amended by a Form 8-K/A
                                              filed on February 18, 2004), March 11,
                                              April 2, May 3 and May 10, 2004
Form 8-A                                      July 30, 1996

     Pursuant to General Instruction B of Form 8-K, any information submitted under Item 9, Regulation FD Disclosure, or Item 12, Results of Operations and Financial Condition, of Form 8-K is not deemed to be "filed" for the purpose of
Section 18 of the Securities and Exchange Act of 1934, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 9 or Item 12 of Form 8-K. We are not incorporating by reference any information submitted under Item 9 or Item 12 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Allegheny Technologies Incorporated, Attention: Corporate Secretary, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, telephone number: (412) 394-2800. You also may review a copy of the registration statement and its exhibits at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's Internet site.

                                    SUMMARY

     This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under "Where You Can Find More Information." This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. References to "Allegheny Technologies," "ATI," the "Company," the "registrant," "we," "our" and "us" and similar terms mean Allegheny Technologies Incorporated and its subsidiaries, unless the context otherwise requires.

                      ALLEGHENY TECHNOLOGIES INCORPORATED

     We believe we are one of the largest and most diversified specialty materials producers in the world. We use innovative technologies to offer global markets a wide range of specialty materials. High-value products include super stainless steel, nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, tungsten materials, exotic alloys, which include zirconium, hafnium and niobium, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon electrical and tool steels, and carbon alloy steel impression die forgings and large grey and ductile iron castings. We operate in the following three business segments, which accounted for the indicated percentages of our consolidated revenues of $1.94 billion, $1.91 billion, and $2.13 billion for the years ended December 31, 2003, 2002, and 2001, respectively:

                                                              2003    2002    2001
                                                              ----    ----    ----
Flat-Rolled Products........................................   54%     55%     51%
High Performance Metals.....................................   33%     33%     36%
Engineered Products.........................................   13%     12%     13%

     We are a Delaware corporation with our principal executive offices located at 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479, telephone number
(412) 394-2800.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to an aggregate of $400,000,000 of any of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

     We may use this prospectus to offer any of the following securities from time to time:

     - common stock, par value $0.10;

     - preferred stock, either directly or represented by depositary shares;

     - warrants for the purchase of our common stock, preferred stock or debt securities;

     - purchase contracts for the purchase by us, or sale to us, of our common stock, preferred stock, warrants, depositary shares or debt securities, or debt securities of third parties (including U.S. Treasury securities), an index or indices of any of those securities or any combination of those securities;

     - purchase units consisting of purchase contracts together with common stock, preferred stock, warrants, depositary shares or debt securities, or debt securities of third parties (including U.S. Treasury securities) securing the holders' obligations to purchase the securities under the purchase contracts, or any of these securities in any combination; and

     - debt securities, either directly or represented by depositary shares, which may be senior or subordinated.

     When we use the term "securities" in this prospectus, we mean any of the securities that we may offer under this prospectus, unless we say otherwise. This prospectus describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus. You also should read the documents we have referred to you in "Where You Can Find More Information" for additional information about our company, including our financial statements.

                                  RISK FACTORS

     INVESTING IN OUR SECURITIES INVOLVES RISKS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE INFORMATION UNDER "FORWARD-LOOKING STATEMENTS," WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS, TOGETHER WITH ANY ADDED, UPDATED OR CHANGED INFORMATION INCLUDED IN ANY PROSPECTUS SUPPLEMENT AND IN OUR REPORTS FILED WITH THE SEC THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR SECURITIES.

THE CYCLICAL NATURE OF THE INDUSTRIES IN WHICH OUR CUSTOMERS OPERATE CAUSE THEIR DEMAND FOR OUR PRODUCTS TO BE CYCLICAL, CREATING UNCERTAINTY REGARDING OUR FUTURE PROFITABILITY.

     The cyclical nature of the industries in which our customers operate cause demand for our products to be cyclical, creating uncertainty regarding future profitability. Various changes in general economic conditions affect the industries in which our customers operate. These changes include decreases in the rate of consumption or use of our customers' products due to economic downturns. Other factors causing fluctuation in our customers' positions are:

     - changes in market demand;

     - lower overall pricing due to domestic and international overcapacity;

     - currency fluctuations;

     - lower priced imports; and

     - increases in use or decreases in prices of substitute materials.

     As a result of these factors, our profitability has been and may in the future be subject to significant fluctuation. Partly as a result of weak general economic conditions in the markets we serve that have caused demand for our products to decrease, we have experienced operating and net losses, and our financial condition has been adversely affected. These conditions could continue, adversely affecting our ability to produce and sell our products profitably.

     A significant portion of the sales of our High Performance Metals segment represents products sold to customers in the commercial aerospace industry. Economic and other factors, including the September 11, 2001 terrorist attacks, that have been adversely affecting the airline industry have resulted in overall reduced demand for the products that we sell to the commercial aerospace market. The downturn in the commercial aerospace industry could continue to adversely affect our results of operations, and our business and financial condition could be materially adversely affected.

VARIABILITY IN THE PRICING OF OUR PRODUCTS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     The recent trend of price deflation for many commodity products has adversely affected prices for many of our commodity products, including stainless steel, and may continue to do so. Intense competition and excess manufacturing capacity in the commodity stainless steel industry have resulted in reduced prices, excluding raw material surcharges, for many of our stainless steel products. As a result of these factors, our revenues, operating results and financial condition have been and may continue to be adversely affected.

     Although inflationary trends in recent years have been moderate, during the same period certain critical raw material costs, such as nickel and scrap containing iron and nickel, have been volatile. While we are able to mitigate some of the adverse impact of rising raw material costs through surcharges to customers, rapid increases in raw material costs adversely affect our results of operations.

     We change prices on certain of our products from time to time. The ability to implement price increases is dependent on market conditions, economic factors, raw material costs and availability, competitive factors, operating costs and other factors, some of which are beyond our control. The benefits of any price increases may be delayed due to long manufacturing lead times and the terms of existing contracts.

OUR DEPENDENCE UPON CERTAIN CRITICAL RAW MATERIALS THAT ARE SUBJECT TO PRICE AND AVAILABILITY FLUCTUATIONS COULD LEAD TO INCREASED COSTS OR DELAYS IN THE MANUFACTURE AND SALE OF OUR PRODUCTS.

     We rely to a substantial extent on outside vendors to supply certain raw materials that are critical to the manufacture of products. Purchase prices and availability of these critical raw materials are subject to volatility. At any given time, we may be unable to obtain an adequate supply of these critical raw materials on a timely basis, on price and other terms acceptable, or at all.

     If suppliers increase the price of critical raw materials, we may not have alternative sources of supply. In addition, to the extent that we have quoted prices to customers and accepted customer orders for products prior to purchasing necessary raw materials, we may be unable to raise the price of products to cover all or part of the increased cost of the raw materials.

     The manufacture of some of our products is a complex process and requires long lead times. As a result, we have in the past and may in the future experience delays or shortages in the supply of raw materials. If we are unable to obtain adequate and timely deliveries of required raw materials, we may be unable to timely manufacture sufficient quantities of products. This could cause us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

     While we enter into raw materials futures contracts from time to time to hedge exposure to price fluctuations, such as for nickel, we cannot be certain that our hedge position adequately reduces exposure. We believe that we have adequate controls to monitor these contracts, but we may not be able to accurately assess exposure to price volatility in the markets for critical raw materials.

     In addition, although we occasionally use raw materials surcharges to offset the impact of increased costs, competitive factors in the marketplace can limit our ability to institute such surcharges, and there can be a delay between the increase in the price of raw materials and the realization of the benefit of surcharges. For example, since we generally use in excess of 35,000 tons of nickel each year, a hypothetical change of $1.00 per pound in nickel prices would result in increased costs of approximately $70 million. In addition, we also use in excess of 270,000 tons of ferrous scrap in the production of our Flat-Rolled products. During 2003 and entering into 2004, ferrous scrap prices have increased significantly. A hypothetical change of $10.00 per ton would result in increased costs of approximately $2.7 million.

     We acquire certain important raw materials that we use to produce specialty materials, including nickel, chrome, cobalt, titanium sponge and ammonia paratungstate, from foreign sources. Some of these sources operate in countries that may be subject to unstable political and economic conditions, such as Russia, South Africa, Zimbabwe, Albania, Kazakhstan and the Dominican Republic. These conditions may disrupt supplies or affect the prices of these materials.

VOLATILITY OF RAW MATERIAL COSTS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     The prices for many of the raw materials we use have recently been extremely volatile, especially during the first quarter of 2004 when raw material costs rose rapidly. Since we value most of our inventory utilizing the last-in, first-out (LIFO) inventory costing methodology, a rapid rise in raw material costs has a negative effect on our operating results. Under the LIFO inventory valuation method, changes in the cost of raw materials and production activities are recognized in cost of sales in the current period even though these material and other costs may have been incurred at significantly different values due to the length of time of our production cycle. For example, in the 2004 first quarter, the increase in raw material costs on our LIFO inventory valuation method resulted in cost of sales which was $48.1 million higher than would have been recognized if we utilized the first-in, first-out (FIFO) methodology to value our inventory. In a period of rising raw material prices, cost of sales expense recognized under LIFO is generally higher than the cash costs incurred to acquire the inventory sold. Conversely, in a period of declining raw material prices, cost of sales recognized under LIFO is generally lower than cash costs incurred to acquire the inventory sold.

ENERGY RESOURCES MARKETS ARE SUBJECT TO MARKET CONDITIONS THAT CREATE UNCERTAINTY IN THE PRICES AND AVAILABILITY OF ENERGY RESOURCES UPON WHICH WE RELY.

     Energy resources markets are subject to conditions that create uncertainty in the prices and availability of energy resources upon which we rely. We rely upon third parties for our supply of energy resources consumed in the manufacture of products. The prices for and availability of electricity, natural gas, oil and other energy resources are subject to volatile market conditions. These market conditions often are affected by political and economic factors beyond our control. Disruptions in the supply of energy resources could temporarily impair the ability to manufacture products for customers. Further, increases in energy costs, or changes in costs relative to energy costs paid by competitors, has and may continue to adversely affect our profitability. To the extent that these uncertainties cause suppliers and customers to be more cost sensitive, increased energy prices may have an adverse effect on our results of operations and financial condition. We use approximately 10 to 12 million MMBtu's of natural gas annually, depending upon business conditions, in the manufacture of our products. These purchases of natural gas expose us to risk of higher gas prices. For example, a hypothetical $1.00 per MMBtu increase in the price of natural gas would result in increased annual energy costs of approximately $10 to $12 million.

     As part of our risk management strategy, from time to time, we purchase swap contracts to manage exposure to changes in energy costs. The contracts obligate us to make or receive a payment equal to the net change in value of the contract at its maturity. These contracts are designated as hedges of the variability in cash flows of a portion of our forecasted energy payments.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT RELATIVE TO OUR EQUITY CAPITALIZATION, WHICH LIMITS OUR FLEXIBILITY, AND MAY MATERIALLY AFFECT OUR ABILITY TO MEET OUR FUTURE FINANCIAL COMMITMENTS AND LIQUIDITY NEEDS.

     We have a substantial amount of debt relative to our equity capitalization, which increases our vulnerability to adverse economic and industry conditions, limits our ability to obtain additional financing, makes it potentially more difficult to pay dividends as we have in the past, limits our flexibility in planning for or reacting to changes in our industry, and places us at a competitive disadvantage when compared to competitors with less relative amounts of debt.

EXPENDITURES THAT WE MAY BE REQUIRED TO MAKE IN THE FUTURE TO FUND OUR DEFINED BENEFIT PENSION PLAN AND THE UNAVAILABILITY OF REIMBURSEMENT FOR RETIREE MEDICAL COSTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATION AND FINANCIAL POSITION.

     Our U.S. defined benefit pension plan was funded in accordance with ERISA as of December 31, 2003. Based upon current actuarial analyses and forecasts, we do not expect to be required to make contributions to the defined benefit pension plan for at least the next several years. However, a significant decline in the value of plan investments in the future or unfavorable changes in laws or regulations that govern pension plan funding could materially change the timing and amount of required pension funding. Depending on the timing and amount, a requirement that we fund our defined benefit pension plan could have a material adverse effect on our results of operations and financial condition.

     In 2001 and prior years, our U.S. defined benefit pension plan was fully funded with assets significantly in excess of the projected benefit obligation. Under Internal Revenue Code (Section 420) provisions, certain amounts that we paid for retiree health care benefits could be reimbursed annually from the excess pension plan assets. During the 2001 second quarter, we recovered $35.0 million under these provisions. While not affecting reported operating profit, cash flow from operations increased by the recovered amount. Our ability to be reimbursed for retiree medical costs in future years is dependent upon the level of pension surplus, if any, as computed under regulations of the Internal Revenue Service, as of the beginning of each year. The level of pension surplus (the value of pension assets less pension obligations) changes constantly due to the volatility of pension asset investments. Due to the decline in the U.S. equities market from 2000 through 2002, the pension funded status at the beginning of 2004 is substantially below the threshold required for reimbursement of retiree medical costs in 2004. The ability to resume reimbursement from pension assets for retiree health care costs in future periods will depend upon the performance of the pension investments, and any changes in the Internal

Revenue Code and regulations pertaining to reimbursement of retiree health care costs from pension surplus. Beginning in the second half of 2001, we began funding certain retiree health care benefits for Allegheny Ludlum using plan assets held in a Voluntary Employee Benefit Association (VEBA) trust. This allows us to recover a portion of the retiree medical costs that were previously funded from the pension surplus. During 2003, we were able to fund $14.2 million of retiree medical costs using the assets of the VEBA trust. We may continue to fund certain retiree medical benefits utilizing the plan assets held in the VEBA if the value of these plan assets exceed $50 million.

CHANGES IN OUR CREDIT RATINGS COULD ADVERSELY AFFECT OUR COSTS AND EXPENSES.

     Our ability to access the credit markets in the future to obtain additional financing, if needed, is influenced by the Company's credit rating. In February 2004, Moody's Investor Service downgraded our senior implied rating to B1 from Ba3, our $300 million senior unsecured Notes to B3 from B2, and our guaranteed $150 million debentures to B1 from Ba3, while continuing to review our credit ratings for possible downgrades. In May 2004, Standard & Poor's Ratings Services lowered its rating for our senior unsecured debt to B+ from BB-. Changes in our credit rating do not impact our access to our existing credit facilities.

OUR CREDIT FACILITY CONTAINS LIMITATIONS ON OUR ABILITY TO ENTER INTO CERTAIN TRANSACTIONS, AS WELL AS FINANCIAL COVENANTS THAT MAY IMPACT OUR ABILITY TO BORROW UNDER THE CREDIT FACILITY.

     The agreement governing our secured bank credit facility imposes a number of covenants on us. For example, it contains covenants that create limitations on our ability to, among other things, effect acquisitions or dispositions or incur additional debt, and require us to, among other things, maintain a financial ratio when our available borrowing capacity measured under the credit agreement decreases below $150 million. Our ability to comply with the financial covenant may be affected by events beyond our control and, as a result, we may be unable to comply with the covenant, which may adversely affect our ability to borrow under our secured credit facility if the availability level is below $150 million.

CHANGES IN INTEREST RATES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION BY INCREASING OUR FINANCING COSTS.

     We attempt to maintain a reasonable balance between fixed- and floating-rate debt to keep financing costs as low as possible. At December 31, 2003, including the effect of interest rate swap agreements, we have approximately $179 million of floating rate debt outstanding with an average interest rate of approximately 1.5%. Since the interest rate on this debt floats with the short-term market rate of interest, we are exposed to the risk that these interest rates may increase. For example, a hypothetical 1% in rate of interest on $179 million of outstanding floating rate debt would result in increased annual financing costs of $1.8 million.

BECAUSE WE ARE SUBJECT TO ENVIRONMENTAL REGULATION AND ENVIRONMENTAL LIABILITIES, WE MAY BE REQUIRED TO REMEDIATE THE EFFECTS OF PAST AND PRIOR OPERATIONS, AND OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

     We are subject to various domestic and international environmental laws and regulations that govern the discharge of pollutants into the air or water, and disposal of hazardous substances, and which may require that we investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations, including sites at which we have been identified as a potentially responsible party ("PRP") under the Federal Superfund laws, and comparable state laws. We could incur substantial cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims as a result of violations or liabilities under these laws or non-compliance with environmental permits required at our facilities. We are currently involved in the investigation and remediation of a number of our current and former sites as well as third party locations sites under these laws.

     With respect to proceedings brought under the federal Superfund laws, or similar state statutes, we have been identified as a PRP at approximately 33 of such sites, excluding those at which we believe we have no future liability. Our involvement is limited or de minimis at approximately 15 of these sites, and the potential loss exposure with respect to any of the remaining 18 individual sites is not considered to be material.

     We are a party to various cost-sharing arrangements with other PRPs at the sites. The terms of the cost-sharing arrangements are subject to non-disclosure agreements as confidential information. Nevertheless, the cost-sharing arrangements generally require all PRPs to post financial assurance of the performance of the obligations or to pre-pay into an escrow or trust account their share of anticipated site-related costs. In addition, the Federal government, through various agencies, is a party to several such arrangements.

     We believe that we operate our businesses in compliance in all material respects with applicable environmental laws and regulations. However, we are a party to lawsuits and other proceedings involving alleged violations of, or liabilities arising from environmental laws. When our liability is probable and we can reasonably estimate our costs, we record environmental liabilities in our financial statements. In many cases, investigations are not at a stage where we are able to determine whether we are liable, or if liability is probable, to reasonably estimate the loss, or certain components thereof. Estimates of our liability remain subject to additional uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and estimates of appropriate cleanup technology, methodology and cost, the extent of corrective actions that may be required, and the participation number and financial condition of other PRPs, as well as the extent of their responsibility for the remediation. Accordingly, we periodically review the accruals, as investigation and remediation of these sites proceed. As we receive new information, we expect that we will adjust our accruals to reflect new information. Future adjustments could have a material adverse effect on our results of operations in a given period, but we cannot reliably predict the amounts of such future adjustments. At December 31, 2003, our reserves for environmental matters totaled approximately $41 million.

     Based on currently available information, we do not believe that there is a reasonable possibility that a loss exceeding the amount already accrued for any of the sites with which we are currently associated (either individually or in the aggregate) will be an amount that would be material to a decision to buy or sell our securities.

CURRENT OR FUTURE LITIGATION MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     A number of lawsuits, claims and proceedings have been or may be asserted against us relating to the conduct of our business, including those pertaining to product liability, patent infringement, commercial, employment, employee benefits, environmental and stockholder matters. Due to the uncertainties of litigation, we can give no assurance that we will prevail on all claims made against us in the lawsuits that we currently face or that additional claims will not be made against us in the future. While the outcome of litigation cannot be predicted with certainty, and some of these lawsuits, claims or proceedings may be determined adversely to us, we do not believe that the disposition of any such pending matters is likely to have a material adverse effect on our financial condition or liquidity, although the resolution in any reporting period of one or more of these matters could have a material adverse effect on our results of operations for that period. Also, we can give no assurance that any other matters brought in the future will not have a material effect on our financial condition, liquidity or results of operations.

WE MAY BE UNABLE TO REACH SATISFACTORY COLLECTIVE BARGAINING AGREEMENTS WITH UNIONS REPRESENTING A SIGNIFICANT PORTION OF OUR EMPLOYEES.

     We have approximately 8,800 employees. A portion of our workforce is covered by various collective bargaining agreements, principally with the United Steelworkers of America ("USWA"), including:

     - approximately 3,000 Allegheny Ludlum production, office and maintenance employees covered by collective bargaining agreements between Allegheny Ludlum and the USWA, which are effective through June 2007;

     - approximately 165 Oremet employees covered by a collective bargaining agreement with the USWA which is effective through June 2007; and

     - approximately 600 Wah Chang employees covered by a collective bargaining agreement with the USWA which continues through March 2008.

     Negotiations are ongoing for a new collective bargaining agreement with the USWA affecting approximately 100 employees at the Casting Service facility in LaPorte, Indiana. During the 2003 second quarter, we requested the re-opening of labor agreements with the USWA pertaining to the Allegheny Ludlum and Oremet operations. In May 2004, we reached a tentative agreement with the USWA pertaining to our Allegheny Ludlum operations. The agreement, which would be effective through June 2007, is subject to ratification by the affected employees.

     Generally, agreements that expire may be terminated after notice by the union. After termination, the union may authorize a strike. A strike by the employees covered by one or more of the collective bargaining agreements could have a materially adverse affect on our operating results. There can be no assurance that we will succeed in concluding collective bargaining agreements with the unions to replace those that expire.

WE PLAN TO CONTINUE TO IMPLEMENT ACQUISITION AND DISPOSITION STRATEGIES THAT INVOLVE A NUMBER OF INHERENT RISKS, ANY OF WHICH COULD CAUSE US NOT TO REALIZE ANTICIPATED BENEFITS.

     We intend to continue to strategically position our businesses in order to improve our ability to compete. We plan to do this by seeking specialty niches, expanding our global presence, acquiring businesses complementary to existing strengths and continually evaluating the performance and strategic fit of existing business units. We regularly consider acquisition, joint ventures, and other business combination opportunities as well as possible business unit dispositions. From time to time, management holds discussions with management of other companies to explore such opportunities. As a result, the relative makeup of the businesses comprising our company is subject to change. As of the date of this prospectus and except as previously disclosed with regard to the proposed acquisition of assets of J&L Specialty Steel, LLC, we are not engaged in discussions or negotiations with any acquisition target in which completion of the acquisition has become probable. Acquisitions, joint ventures, and other business combinations involve various inherent risks, such as:

     - assessing accurately the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

     - the potential loss of key personnel of an acquired business;

     - our ability to achieve identified financial and operating synergies anticipated to result from an acquisition or other transaction; and

     - unanticipated changes in business and economic conditions affecting an acquisition or other transaction.

International acquisitions and other transactions also could be affected by export controls, exchange rate fluctuations, domestic and foreign political conditions and a deterioration in domestic and foreign economic conditions.

WE MAY EXPERIENCE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AS A RESULT OF INCREASES IN THE COSTS OF INSURANCE COVERAGE OR AN INABILITY TO OBTAIN INSURANCE COVERAGE TO FULLY COVER FUTURE CLAIMS.

     We have maintained various forms of insurance, including insurance covering claims related to our properties and risks associated with our operations. Our existing property and liability insurance coverages contain exclusions and limitations on coverage. In connection with renewals of insurance, we have experienced additional exclusions and limitations on coverage, larger self-insured retentions and deductibles and significantly higher premiums. As a result, in the future our insurance coverage may not cover claims to the extent that it has in the past and the costs that we incur to procure insurance may increase significantly, either of which could have an adverse effect on our results of operations.

OUR PROFITABILITY MAY FLUCTUATE DUE TO POLITICAL, SOCIAL AND ECONOMIC FACTORS THAT ARE NOT WITHIN OUR CONTROL.

     The war on terrorism and recent political and social turmoil, including terrorist and military actions and the implications of the military actions in Iraq, could continue to put pressure on economic conditions in the United States and worldwide. These political, social and economic conditions make it difficult for us, our suppliers and our customers to forecast accurately and plan future business activities, and could adversely affect the financial condition of our suppliers and customers and affect customer decisions as to the amount and timing of purchases from us. As a result, the recovery of our industry from weak demand conditions could be delayed, and our business, financial condition and results of operations could be materially adversely affected.

RISKS ASSOCIATED WITH EXPORT SALES COULD MATERIALLY ADVERSELY AFFECT OUR
RESULTS.

     We believe that export sales will continue to account for a significant percentage of our future revenues. Risks associated with export sales include:

     - political and economic instability, including weak conditions in the world's economies;

     - accounts receivable collection;

     - export controls;

     - changes in legal and regulatory requirements;

     - policy changes affecting the markets for our products;

     - changes in tax laws and tariffs; and

     - exchange rate fluctuations (which may affect sales to international customers and the value of profits earned on export sales when converted into dollars).

Any of these factors could materially adversely effect our results for the period in which they occur.

WE MAY BE FORCED TO PAY DAMAGES, INCUR EXPENSES OR LIMIT OUR CONTRACTUAL WORK FOR THE U.S. GOVERNMENT AS A RESULT OF GOVERNMENT CONTRACTS TO WHICH WE ARE PARTIES, AND SUCH DAMAGES OR EXPENSES COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Some of our operating companies directly perform contractual work for the U.S. Government. Various claims (whether based on U.S. Government or Company audits and investigations or otherwise) could be asserted against us related to our U.S. Government contract work. Depending on the circumstances and the outcome, such proceedings could result in fines, penalties, compensatory and treble damages or the cancellation or suspension of payments under one or more U.S. Government contracts. Under government regulations, a company, or one or more of its operating divisions or units, can also be suspended or debarred from government contracts based on the results of investigations.

                           FORWARD-LOOKING STATEMENTS

     You should carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are "forward-looking statements." Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

     You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions in connection with any discussion of future operating or financial performance.

     We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Among others, the factors discussed in "Risk Factors" could cause actual results to differ from those in forward-looking statements included in or incorporated by reference into this prospectus or that we otherwise make. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

     We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are as follows:

                                              THREE
                                             MONTHS
                                              ENDED
                                            MARCH 31,        YEAR ENDED DECEMBER 31,
                                           -----------       -----------------------
                                              2004       2003   2002   2001   2000   1999
                                           -----------   ----   ----   ----   ----   ----
Ratios of earnings to fixed charges......       --         --     --     --    5.7    5.5

---------------

(1) For the three months ended March 31, 2004, and for the years ended December 31, 2003, 2002, and 2001, fixed charges exceeded earnings by approximately $51.5 million, $280.7 million, $100.7 million and $37.0 million, respectively.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, satisfaction of other obligations and repurchase of our outstanding securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to the offering.

                       DESCRIPTION OF CAPITAL SECURITIES

COMMON STOCK

     We may issue, either separately or together with other securities, including as a part of units, shares of our common stock. Shares of common stock issued as part of units may be attached to or separate from any other securities part of those units. Under our Restated Certificate of Incorporation, we are authorized to issue up to 500,000,000 shares of our common stock. As of February 29, 2004, we have 80,931,369 shares of common stock issued and outstanding and have reserved 8,305,787 additional shares of common stock for issuance under our stock compensation plans.

     A prospectus supplement relating to an offering of common stock or other securities convertible or exchangeable for, or exercisable into, common stock, or the settlement of which may result in the issuance of common stock, will describe the relevant terms, including the number of shares offered, any initial offering price and market price and dividend information, as well as, if applicable, information on other related securities.

     The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

     - the Delaware General Corporation Law, as it may be amended from time to time;

     - our Restated Certificate of Incorporation, as it may be amended or restated from time to time; and

     - our bylaws, as they may be amended or restated from time to time.

     DIVIDENDS. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

     VOTING RIGHTS. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     RIGHTS UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

     MISCELLANEOUS. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services LLC is the transfer agent and registrar for the common stock.

PREFERRED STOCK

     We may elect to issue shares of our preferred stock from time to time, as described in the applicable prospectus supplement. We may issue shares of preferred stock separately or as a part of units, and any such shares issued as part of units may be attached to or separate from any other securities part of those units. Shares of our preferred stock may have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of our preferred stock may be convertible into our common stock.

     Our Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. In addition, our Board of Directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, powers (including but not limited to voting powers, if any), preferences and rights of the shares of each series of preferred stock and any qualifications, limitations or restrictions of each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding common stock, without a vote of the holders of the preferred stock, or of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock.

     Our Restated Certificate of Incorporation authorizes our Board of Directors without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued. We have 6,000,000 shares of preferred stock reserved for issuance upon exercise of rights under the rights agreement described below under "-- Preferred Stock Purchase Rights," leaving 44,000,000 shares of preferred stock remaining available for designation and issuance.

     The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the title and liquidation preference per share of the preferred stock and the number of shares offered;

     - the purchase price of the preferred stock;

     - the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

     - any redemption or sinking fund provisions of the preferred stock;

     - any conversion provisions of the preferred stock;

     - the voting rights, if any, of the preferred stock; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, the definitive terms will be disclosed in the applicable prospectus supplement. The summary in this prospectus is not complete. You should refer to the applicable Certificate of Amendment to our Restated Certificate of Incorporation or certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with an offering of preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable.

     DIVIDEND RIGHTS. The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable prospectus supplement relating to the series. Accruals of dividends will not bear interest.

     RIGHTS UPON LIQUIDATION. The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

     REDEMPTION. All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent set forth in the applicable prospectus supplement.

     VOTING RIGHTS. Except as indicated in the applicable prospectus supplement, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

     PREFERRED STOCK PURCHASE RIGHTS. On March 12, 1998, our Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.10 (the "Common Shares"), of the Company. The dividend was payable to stockholders of record at the close of business on March 23, 1998 (the "Record Date"). Each Right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock (the "Preferred Shares") at a price of $100.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between us and Mellon Investor Services LLC, as successor in interest to ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) a public announcement that a person or group of affiliated or associated persons (each an "Acquiring Person"), has acquired beneficial ownership of 15% or more of the outstanding Common Shares or
(ii) 10 business days (or such later date as may be determined by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of the Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by that certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on the close of business on March 12, 2008 (the "Final Expiration Date"), unless the final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding Common Shares, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share, per Right.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights Agreement, which specifies the terms of the Rights and includes the form of Certificate of Designations, Preferences and Rights setting forth the terms of the Preferred Shares is an exhibit to the registration statement of which this prospectus is a part. The foregoing description of the Rights is qualified in its entirety by reference to that Rights Agreement.

     ADDITIONAL SERIES OF PREFERRED STOCK. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our board of directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Restated Certificate of Incorporation, as it may amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

     SPECIAL CHARTER PROVISIONS. Our Restated Certificate of Incorporate provides that:

     - our Board of Directors is classified into three classes;

     - in addition to the requirements of law and the other provisions of our Restated Certificate of Incorporation, the affirmative vote of at least two-thirds of the outstanding shares of our common stock is required for the adoption or authorization of any of the following events unless the event has been approved at a meeting of our Board of Directors by the vote of more than two-thirds of the incumbent members of our Board of
       Directors:

      - any merger or consolidation of us with or into any other corporation;

      - any sale, lease, exchange, transfer or other disposition, but excluding a mortgage or any other security device, of all or substantially all of our assets;

      - any merger or consolidation of a Significant Shareholder (as defined in our Restated Certificate of Incorporation) with or into us or a direct or indirect subsidiary of ours;

      - any sale, lease, exchange, transfer or other disposition to us or to a direct or indirect subsidiary of ours of any of our common stock held by a Significant Shareholder or any other assets of a Significant Shareholder which, if included with all other dispositions consummated during the same fiscal year of ours by the same Significant Shareholder, would result in dispositions of assets having an aggregate fair value in excess of five percent of our total consolidated assets as shown on our certified balance sheet as of the end of the fiscal year preceding the proposed disposition;

      - any reclassification of our common stock, or any re-capitalization involving our common stock, consummated within five years after a Significant Shareholder becomes a Significant Shareholder, whereby the number of outstanding shares of common stock is reduced or any of those shares are converted into or exchanged for cash or other securities;

      - any dissolution; and

      - any agreement, contract or other arrangement providing for any of these transactions but notwithstanding anything not including any merger pursuant to the Delaware General Corporation Law, as amended from time to time, which does not require a vote of our stockholders for approval;

     - our stockholders may not adopt, amend or repeal our Amended and Restated Bylaws other than by the affirmative vote of 75% of the combined voting power of all of our outstanding voting securities entitled to vote generally in an election of directors, voting together as a single class;

     - any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by the written consent of the stockholders; and

     - special meetings of the stockholders may be called at any time by a majority of our directors and may not be called by any other person or persons or in any other manner.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our common stock, preferred stock or debt securities. We may issue warrants independently or as part of purchase units, and warrants issued as part of purchase units may be attached to or separate from any other securities part of those purchase units. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the applicable warrant agreement, including the applicable form of warrant certificate, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants, as well as the identity of the applicable warrant agent. That warrant agreement, together with the applicable form of warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants and will be available by the means described under "Where You Can Find More Information."

     The particular terms of any issue of warrants will be described in the applicable prospectus supplement relating to the issue. Those terms may include:

     - the securities for which you may exercise the warrants;

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise, if applicable;

     - the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which that number of shares of preferred stock of such series may be purchased upon exercise, if applicable;

     - the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which that number of shares of common stock may be purchased upon exercise, if applicable;

     - the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     - the material U.S. federal income tax consequences applicable to the warrants; and

     - any other terms of the warrants.

     The exercise price and the expiration date for warrants, as well as the kind, frequency and timing of any notice to be given, will be subject to adjustment as described in the applicable prospectus supplement. Holders of warrants may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of warrants, holders of warrants will not have any of the rights of holders of the common stock, preferred stock or debt securities purchasable upon that exercise, as the case may be, and will not be entitled to payments of principal, premium or interest, as applicable, on any debt securities purchasable upon the exercise or dividend payments, if any, or voting rights of any preferred stock or common stock purchasable upon the exercise.

     Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock, as the case may be, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

     We will forward the securities purchasable upon the exercise of warrants as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If a holder of warrants exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     At our option, we may elect to offer fractional interests in our debt securities or fractional shares of our preferred stock, rather than full interests in our debt securities or full shares of our preferred stock, as the case may be. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a debt security of ours or of a share of a particular series of our preferred stock, as the case may be, and that fraction or the formula by which that fraction may be determined will be set forth in the applicable prospectus supplement. Depositary shares may be issued separately or as a part of units. Depositary shares issued as part of units may be attached to or separate from any other securities part of those units.

     The debt securities or shares of any series of preferred stock underlying the depositary shares, as the case may be, will be deposited under a deposit agreement between us and a bank or trust company, as depositary. The depositary will have its principal office in the United States, unless specified otherwise in the applicable prospectus supplement. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of the debt security or share of preferred stock, as the case may be, underlying that depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, underlying that depositary share. Those rights include any applicable dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the depositary shares in accordance with the terms of the offering. This summary of some provisions of the depositary receipts is not complete. You should refer to the applicable deposit agreement, including the applicable form of depositary receipts, relating to the specific depositary receipts being offered for the complete terms of the deposit agreement and the depositary receipts and the identity of the depositary. That deposit agreement, together with the applicable form of depositary receipt, will be filed with the SEC in connection with the offering of the depositary receipts and will be available by the means described under "Where You Can Find More Information."

     Pending the preparation of definitive engraved depositary receipts and upon our written order, the depositary may issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts then will be exchangeable for definitive depositary receipts at our expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute any payments of interest, cash dividends or other cash distributions received with respect to the debt securities or preferred stock, as the case may be, to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, with our approval, the depositary may sell the property and distribute the net proceeds from the sale to the applicable holders in proportion to the number of depositary shares owned by those holders.

REDEMPTION OF DEPOSITARY SHARES

     If the debt security or series of preferred stock, as the case may be, represented by depositary shares is subject to redemption, the depositary shares will be redeemed with the proceeds received by the depositary from the redemption, in whole or in part, of that debt security or series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable with respect to that debt security or series of the preferred stock, as the case may be. Whenever we redeem debt securities or shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the debt securities or shares of preferred stock, as the case may be, so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as may be determined by the depositary.

EXERCISE OF RIGHTS OR VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of preferred stock underlying depositary shares are entitled to vote, or of any request for instructions or directions from holders of debt securities underlying depositary shares, the depositary will mail the information contained in the notice to the record holders of the applicable depositary shares. Each record holder of the applicable depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the preferred shares represented by that holder's depositary shares, as the case may be. The record date for the depositary shares will be the same date as the record date for the underlying debt securities or preferred stock, as the case may be. The depositary then will attempt, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the number of shares of preferred stock underlying those depositary shares, as the case may be, in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not give instructions or directions with respect to debt securities or vote shares of preferred stock, as the case may be, if it does not receive specific instructions from the holders of the depositary shares representing interests in those securities.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing depositary shares and any provision of a deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or by the depositary only if:

     - all outstanding depositary shares issued under that deposit agreement have been redeemed; or

     - with respect to all depositary shares issued under that deposit agreement, there has been a complete repayment or redemption of the underlying debt securities or a final distribution of the underlying preferred stock, as the case may be, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit and any redemption of the underlying debt securities or preferred stock. Holders of depositary receipts will pay the transfer and other taxes and governmental and other charges, including a fee for the withdrawal of debt securities or shares of preferred stock, as the case may be, upon surrender of depositary receipts, as are expressly provided in the relevant deposit agreement.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying debt securities or preferred stock, as the case may be.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or preferred stock, as the case may be, for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

                       DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase from us, or sale to us, of our common stock, preferred stock, warrants, depositary shares or debt securities, or debt securities of third parties (including U.S. Treasury securities), an index or indices of those securities or any combination of those securities. Purchase contracts may be issued separately or in purchase units, as specified in the applicable prospectus supplement. Purchase contracts issued as part of units may be attached to or separate from any other securities part of the units.

     We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the subject securities or by delivering the cash value of the purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell the subject securities, as the case may be, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders of those purchase contracts or vice versa, and the periodic payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders of those purchase contracts to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations under the purchase contracts when the purchase contracts are issued, as described in the applicable prospectus supplement.

     This summary of some provisions of the purchase contracts is not complete. You should refer to the purchase contract agreement, including the applicable form of purchase contract security certificate, relating to the specific purchase contracts being offered for the complete terms of the purchase contract agreement and the purchase contracts. That purchase contract agreement, together with the applicable form of purchase contract security certificate, will be filed with the SEC in connection with the offering of the specific purchase contracts and will be available by the means described under "Where You Can Find More Information."

                         DESCRIPTION OF PURCHASE UNITS

     We may issue purchase units consisting of our purchase contracts taken together with our common stock, preferred stock, warrants, depositary shares or debt securities, warrants or purchase contracts, or debt securities of third parties (including U.S. Treasury Securities), in any combination, which may be purchased with the proceeds of the sales of purchase units. The securities comprising the purchase units may or may not be separate from one another, as described in the applicable prospectus supplement.

     The applicable prospectus supplement will describe:

     - the designation and the terms of the purchase units and of the securities constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     - any additional terms of the governing purchase unit agreement; and

     - any additional provisions for the issuance, payment, settlement, transfer or exchange of the purchase units or of the securities constituting the purchase units.

     The terms and conditions described in this prospectus under "Description of Debt Securities," "Description of Capital Securities," "Description of Warrants," "Description of Depositary Shares," and "Description of Purchase Contracts" will apply to each purchase unit and to any security included in each purchase unit, as applicable, unless otherwise specified in the applicable prospectus supplement.

     We will issue the purchase units under one or more purchase unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue purchase units in one or more series, which will be described in the applicable prospectus supplement. This summary of some provisions of the purchase units is not complete. You should refer to the purchase unit agreement, including the applicable form of purchase unit certificate, relating to the specific purchase units being offered for the complete terms of the purchase unit agreement and the purchase units and the identity of the unit agent with respect to those purchase units. That purchase unit agreement, together with the applicable form of purchase unit certificate, will be filed with the SEC in connection with the offering of the specific purchase units and will be available by the means described under "Where You Can Find More Information."

                         DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the debt securities (the "Debt Securities") that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

     The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture between us and a trustee. We will issue the subordinated Debt Securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as trustee.

     The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the Debt Securities. See the information under the heading "Where You Can Find More Information" to contact us for a copy of the appropriate indenture.

GENERAL

     The senior Debt Securities are unsubordinated obligations, will rank on par with all other debt obligations of ours and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate, in right of payment to senior Debt Securities. A description of the subordinated Debt Securities is provided below under "-- Subordinated Debt Securities." The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement of which this prospectus is a part.

TERMS

     The indentures do not limit the principal amount of debt we may issue.

     We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a "Book-Entry Security."

     Debt Securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

     Please refer to the prospectus supplement for the specific terms of the Debt Securities offered including the following:

     - Designation of an aggregate principal amount, purchase price and denomination;

     - Date of maturity;

     - If other than U.S. currency, the currency for which the Debt Securities may be purchased;

     - The interest rate or rates and the method of calculating interest;

     - The times at which any premium and interest will be payable;

     - The place or places where principal, any premium and interest will be payable;

     - Any redemption or sinking fund provisions or other repayment obligations;

     - Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

     - The application, if any, of the defeasance provisions to the Debt Securities;

     - If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

     - Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

     - Any additional covenants applicable to the Debt Securities being offered;

     - Any additional events of default applicable to the Debt Securities being offered;

     - The terms of subordination, if applicable;

     - The terms of conversion, if applicable; and

     - Any other specific terms including any terms that may be required by or advisable under applicable law.

     Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

CERTAIN COVENANTS IN THE INDENTURES

  PAYMENT

     We will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities. Unless otherwise provided in the prospectus supplement, we will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment.

     Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to us at our request. After this occurs, the holder of that security must look only to us for payment of that amount and not to the trustee or paying agent.

  LIENS

     Each indenture provides that we will not, and will not permit any of our domestic subsidiaries, directly or indirectly, to issue, assume or guarantee any Debt if that Debt is secured by any Lien upon any Principal Property (or portion thereof) of ours or of any Domestic Subsidiary or any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively securing the notes equally and ratably with that Debt, so long as such Debt is so secured. The foregoing restriction does not apply to:

     - Liens on any property acquired, constructed or improved by us or any domestic subsidiary of ours after the date of the indenture, which are created or assumed contemporaneously with or within three years after its acquisition, or completion of construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within that three-year period) to secure or provide for the payment of the purchase price or cost thereof, or Liens existing on any property at the time of its acquisition;

     - Liens existing on any property, shares of stock or indebtedness acquired from a Person merged with or into us or a Domestic Subsidiary of ours after the date of the indenture;

     - with respect to any corporation that becomes a Domestic Subsidiary after the date of the indenture, Liens on property of, or shares of stock or indebtedness issued by, any such corporation existing at the time it becomes a Domestic Subsidiary and not incurred in connection with or in anticipation of such corporation becoming a Domestic Subsidiary;

     - Liens to secure Debt of a Domestic Subsidiary owed to us or Debt of one of our Domestic Subsidiaries owed to another Domestic Subsidiary;

     - Liens in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

     - any Lien existing on the date of the indenture; or

     - Liens for the sole purpose of extending, renewing or replacing Debt, in whole or in part, secured by any Lien referred to above, provided, however, that the principal amount of Debt secured by that Lien shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property that secured the Lien so extended, renewed or replaced (plus improvements on such property).

     The limitation on Liens will not apply to the issuance, assumption or guarantee by us or any Domestic Subsidiary of Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of ours and our Domestic Subsidiaries secured by Liens (not including Liens permitted under the foregoing exceptions) and the Attributable Debt with respect to Sale and Leaseback Transactions existing at that time (other than Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause
(1) above) does not exceed 10% of Consolidated Net Tangible Assets.

  LIMITATIONS ON CERTAIN SALE AND LEASEBACKS

     We and our Domestic Subsidiaries are prohibited from entering into Sale and Leaseback transactions unless:

     - We or such Domestic Subsidiary would be entitled to incur Debt secured by a Lien on the Principal Property to be leased without equally and ratably securing the Debt Securities, pursuant to the provisions described under "Limitations on Liens"; or the Attributable Debt with respect thereto would be an amount permitted under the last sentence under "Limitations on Liens;" or

     - We or such Domestic Subsidiary will, within 180 days of the effective date of any such arrangement apply an amount equal to the proceeds from such Sale and Leaseback Transaction to the payment or other retirement of Debt that ranks senior to or equal with the notes (other than, in either case, Debt owed by us or any Subsidiary); or to the purchase of other Principal Property.

  LIMITATIONS ON GUARANTEES

     We and our Domestic Subsidiaries are prohibited from entering into any agreement pursuant to which any such Domestic Subsidiary guarantees the payment of Debt incurred by us without providing that the Debt Securities be equally and ratably guaranteed by such Domestic Subsidiary.

  MERGER AND CONSOLIDATION

     We will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that we may merge or consolidate with, or sell or convey all or substantially all of our assets to, any other entity if (i) we are the continuing entity, or the successor entity (if other than us) is organized and existing under the laws of the United States of America or a State thereof and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us and (ii) there is no default under the applicable indenture. Upon such a succession, we will be relieved from any further obligations under the applicable indenture. For purposes of this paragraph, "substantially all of our assets" means, at any date, a portion of the non-current assets reflected in our consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

WAIVER OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement, we may, with respect to the Debt Securities of any series, omit to comply with any provision of the covenants described under "Liens" and "Limitations on Certain Sale and Leasebacks" above or in any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally.

EVENTS OF DEFAULT

     An Event of Default occurs with respect to any series of Debt Securities when:

     - We default in paying principal of or premium, if any, on any of the Debt Securities of such series when due;

     - We default in paying interest on the Debt Securities of such series when due, continuing for 30 days;

     - We default in making deposits into any sinking fund payment with respect to any Debt Security of such series when due;

     - failure by us in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture;

     - certain events of bankruptcy, insolvency, or reorganization occur; or

     - any other Event of Default provided with respect to Debt Securities of that series.

     We are required annually to deliver to the trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by us of certain covenants.

     If an Event of Default shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the Debt Securities of such series to be due and payable. If an Event of Default described in clause (vi) of the first paragraph under "Events of Default" occurs with respect to any series of Debt Securities, the principal amount of all Debt Securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the Debt Securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act, except that the trustee may not give such notice of a default described in clause (v) of the first paragraph under "Events of Default" until at least 60 days after the default. As used in this paragraph, a "default" means an event described in the first paragraph under "Events of Default" without including any applicable grace period.

     If at any time after the Debt Securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we will pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such series and the principal of all Debt Securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the Debt Securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected Debt Security.

     The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Debt Securities of such series.

     No holder of Debt Securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

     - The holder has previously given written notice to the trustee of a continuing Event of Default with respect to the Debt Securities of that series; and

     - The holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days and the trustee has not received from the holders of a majority in principal amount of the Debt Securities of that series a direction inconsistent with that request.

     Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that Debt Security on the due dates expressed in that security and to institute suit for the enforcement of payment.

MODIFICATION OF THE INDENTURES

     Each indenture contains provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following:

     - to evidence the succession of another corporation to us;

     - to add to the covenants of ours further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon us by that indenture;

     - to add any additional Events of Default with respect to all or any series of Debt Securities;

     - to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form;

     - to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities;

     - to secure all or any series of Debt Securities;

     - to establish the forms or terms of the Debt Securities of any series;

     - to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

     - to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture;

     - to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect; and

     - to add or change or eliminate any provision of that indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act.

     We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall

     - extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require us to repurchase that security, without the consent of the holder of each Debt Security so affected;

     - reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding; or

     - modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under "Modification of the indentures," except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, without the consent of the holder of each Debt Security affected thereby.

SATISFACTION AND DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

     Each indenture provides, if such provision is made applicable to the Debt Securities of a series,

     - that we may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from our obligations with respect to such Debt Security under Sections 801, 803, 1005, 1006, 1007 and 1009 of that indenture (being the restrictions described above under "Certain Covenants of ours in the indentures") together with additional covenants that may be included for a particular series; and

     - that Sections 501(4), 501(5) (as to Sections 801, 803, 1005, 1006, 1007
       and 1009) and 501(8), as described in clauses (iv), (v) and (vii) under "Events of Default," shall not be Events of Default under that indenture with respect to such series ("covenant defeasance"), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.

In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures.

RECORD DATES

     The indentures provide that in certain circumstances we may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

SUBORDINATED DEBT SECURITIES

     Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

  SUBORDINATION

     Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Debt. "Senior Debt" is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

     - all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     - any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

     - amendments, renewals, extensions and refundings of any indebtedness described in the preceding clauses (1) or (2), unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding.

 DIFFERENCE BETWEEN SUBORDINATED DEBT SECURITY COVENANTS AND SENIOR DEBT SECURITY COVENANTS AND EVENTS OF DEFAULT

     Subordinated Debt Securities may not have the advantage of all of the covenants and Events of Default provided in the senior indenture. For example, covenants relating to Liens, Limitations on Certain Sale and Leasebacks as discussed above are not applicable to securities issued pursuant to the subordinated indenture.

 TERMS OF SUBORDINATED DEBT SECURITIES MAY CONTAIN CONVERSION OR EXCHANGE PROVISIONS

     The prospectus supplement for a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

 MODIFICATION OF THE INDENTURE RELATING TO SUBORDINATED DEBT SECURITIES

     The subordinated indenture may be modified by us and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under "-- Modification of the indentures." We and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

GOVERNING LAW

     The laws of the State of New York govern each indenture and will govern the Debt Securities.

BOOK-ENTRY SECURITIES

     The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

     Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary ("participants") or persons that may hold interests through participants.

     Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

     Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in this "Description of Debt Securities." Reference is made to the indentures for complete definitions of these terms, as well as any other capitalized terms used in this description for which no definition is provided. Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of senior debt securities.

     The term "Attributable Debt," in respect of a Sale and Leaseback Transaction, means, as of any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined by us in good faith) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee thereunder contingent upon the monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of the lease (including any period for which the lease has been extended or may, at the option of the lessor, be extended).

     The term "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of us and our Subsidiaries, less the following: (A) current liabilities; (B) intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and (C) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of ours.

     The term "Debt" means indebtedness for money borrowed.

     The term "Domestic Subsidiary" means a Subsidiary formed under the laws of, or conducting its principal operations within, the Unites States or any State or territory thereof.

     The term "Lien" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, excluding certain liens relating to taxes, easements and similar liens arising in the ordinary course of business.

     The term "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     The term "Principal Property" means any manufacturing plant or other similar facility owned by us or any Domestic Subsidiary, the book value of the real property, plant and equipment of which (as shown, without deduction of any depreciation reserves, on the books of the owner or owners) is not less than two percent of Consolidated Net Tangible Assets except (A) any such plant or facility which our Board of Directors determines is not of material importance to the total business conducted, or assets owned, by us and our Domestic

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Subsidiaries as an entirety, or (B) any portion of any such plant or facility which our Board of directors determines not to be of material importance to the use or operation thereof.

     The term "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing to us or any Domestic Subsidiary of ours of any Principal Property or portion thereof (except for temporary leases for a term, including any renewal thereof, of not more than 36 months and except for leases between us and a Subsidiary or between Subsidiaries), which Principal Property (or portion thereof has been or is to be sold or transferred by us or such Domestic Subsidiary to such Person.

     The term "Subsidiary" means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of ours.

                              PLAN OF DISTRIBUTION

     We may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

     - to or through underwriting syndicates represented by managing underwriters;

     - through one or more underwriters without a syndicate for them to offer and sell to the public;

     - through dealers or agents;

     - to investors directly in negotiated sales or in competitively bid transactions; or

     - to holders of other securities in exchanges in connection with acquisitions.

     The prospectus supplement for each series of securities we sell will describe the offering, including:

     - the name or names of any underwriters;

     - the purchase price and the proceeds to us from that sale;

     - any underwriting discounts and other items constituting underwriters' compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

     - any commissions paid to agents;

     - the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the securities may be listed.

UNDERWRITERS

     If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

     The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
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     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

     - Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

     - Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

     These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

AGENTS

     We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

DIRECT SALES

     We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

     In addition, debt securities, shares of common stock or preferred stock or other of our securities described in this prospectus may be issued upon the exercise of warrants or the settlement of purchase contracts or units.

INDEMNIFICATION

     We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

NO ASSURANCE OF LIQUIDITY

     The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

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                                 LEGAL MATTERS

     The validity of the issuance of the offered securities will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of Allegheny Technologies Incorporated incorporated by reference in Allegheny Technologies Incorporated's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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